 Exhibit (a)(1)(A)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Science 37 Holdings, Inc.
at
$5.75 Net Per Share
by
Marlin Merger Sub Corporation
a wholly-owned subsidiary of
eMed, LLC
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY OF MONDAY, MARCH 11, 2024, UNLESS THE OFFER IS EXTENDED, OR EARLIER TERMINATED.
Marlin Merger Sub Corporation, a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of eMed, LLC, a limited liability company organized under the laws of the State of Delaware (“Parent”), is making an offer to purchase all outstanding shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of Science 37 Holdings, Inc., a Delaware corporation (“Science 37” or the “Company”), at a price of $5.75 per Share, net to the seller in cash (such price, or any different price per Share as may be paid in the Offer, the “Offer Price”), without interest thereon and subject to any tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Purchaser is making the Offer pursuant to an Agreement and Plan of Merger, dated as of January 28, 2024 (the “Merger Agreement”), by and among Parent, Purchaser and Science 37. Following the completion of the Offer, Purchaser will be merged with and into Science 37 (the “Merger”), without a vote of the stockholders of Science 37, in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), Science 37 will survive as a wholly-owned subsidiary of Parent, and each Share not previously purchased in the Offer (other than (i) Shares (if any) that, immediately prior to the effective time of the Merger (the “Effective Time”) were held by Science 37 in treasury or held directly by Parent or Purchaser and (ii) Shares that are outstanding immediately prior to the Effective Time and that are held by a Science 37 stockholder who properly demands and perfects appraisal rights under Delaware law) will be converted into the right to receive the Offer Price in cash, without interest. Each Share held by any direct or indirect wholly owned subsidiary of Science 37 or Parent (other than Shares held directly by Purchaser, which will be cancelled), in each case, immediately prior to the Effective Time, will automatically be converted into such number of shares of the Surviving Corporation so as to maintain the same relative ownership percentages. The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to as the “Transactions.” The date and time at which the Offer expires by its terms (as it may be extended in accordance with the Merger Agreement, as described below) is referred to herein as the “Expiration Date” and the date and time at which Purchaser accepts Shares for payment pursuant to the Offer is referred to herein as the “Acceptance Time.”
After careful consideration, the Science 37 board of directors has unanimously (i) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other Transactions, (ii) determined that the terms of the Merger Agreement and the Offer and the Merger are fair to, and in the best interests of, Science 37 and its stockholders, (iii) determined that the Offer Price is fair to Science 37’s stockholders, (iv) authorized and approved the execution, delivery and performance by Science 37 of the Merger Agreement and the consummation by Science 37 of the Offer and the Merger, (v) determined that the Merger shall be effected as soon as practicable following the satisfaction of all conditions set forth in the Merger Agreement without a vote of the Science 37’s stockholders pursuant to Section 251(h) of the DGCL, and (vi) recommended that Science 37’s stockholders accept the Offer and tender their Shares to Purchaser in response to the Offer.

In connection with the execution of the Merger Agreement, Parent and Purchaser have entered into Tender and Support Agreements, dated as of January 28, 2024, with each of the directors and executive officers of Science 37 (other than Bhooshitha B. De Silva, who does not hold any Shares) as well as certain other stockholders (collectively, the “Supporting Stockholders,” and each, a “Supporting Stockholder”), who collectively held shares representing approximately 44% of the voting power represented by the issued and outstanding Shares as of February 8, 2024 (the “Tender and Support Agreements”). Each Tender and Support Agreement provides, among other things, that the Supporting Stockholders will (i) irrevocably tender all of the Shares held by such Supporting Stockholder in the Offer; (ii) vote against other proposals to acquire Science 37 and any other action that is intended or would reasonably be expected to materially impede or interfere with or materially delay the Offer, the Merger or any other transactions contemplated by the Merger Agreement, and (iii) abide by certain other restrictions on such stockholder’s ability to take actions with respect to the Shares held by such Supporting Stockholder, including, subject to certain exceptions, transferring such Shares.
The Offer is not subject to any financing condition. The Offer is conditioned on, among other things, there being validly tendered pursuant to the Offer and “received” by the “depository” (as such terms are defined in Section 251(h) of the DGCL) and not properly withdrawn prior to 12:00 Midnight, New York City time, at the end of the day of Monday, March 11, 2024 (unless the Offer is extended), Shares that, considered together with the number of Shares (if any) then owned by Parent and Purchaser (and excluding Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures), equals at least a majority in voting power of the Shares then issued and outstanding (the “Minimum Tender Condition”). The Offer is also subject to certain other customary conditions set forth in this Offer to Purchase, including no judgment, order, ruling, decision, writ, injunction, decree or arbitration award (whether temporary, preliminary or permanent) issued by any governmental entity or any law in effect restraining, preventing, prohibiting or making illegal the consummation of the Offer or the Merger, as described in Section 14 — “Conditions of the Offer.” A summary of the principal terms of the Offer appears on pages 1 – 7. You should read this entire document carefully before deciding whether to tender your Shares.
Questions and requests for assistance may be directed to Saratoga Proxy Consulting LLC, our Information Agent, at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any of the other Offer documents may be directed to the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, and any other materials related to the Offer may be obtained at the website maintained by the Securities and Exchange Commission (the “SEC”) at www.sec.gov. You may also contact your broker, dealer, bank, trust company or other nominee for assistance.
The Information Agent for the Offer is:
February 12, 2024

IMPORTANT
Stockholders desiring to tender their Shares in the Offer must:
1.
For Shares that are registered in the name of a broker, dealer, bank, trust company or other nominee:

•
contact the broker, dealer, bank, trust company or other nominee and request that the broker, dealer, bank, trust company or other nominee tender their Shares to Purchaser before the expiration of the Offer.

2.
For Shares that are registered in the stockholder’s name and held in book-entry form:

•
complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal or prepare an Agent’s Message (as defined in Section 3 — “Procedure for Tendering Shares” of this Offer to Purchase);

•
if using the Letter of Transmittal, have the stockholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;

•
deliver an Agent’s Message or the Letter of Transmittal and any other required documents to Continental Stock Transfer and Trust Company, the Depositary for the Offer, at its address on the back of this Offer to Purchase; and

•
transfer the Shares through book-entry transfer into the account of the Depositary.

3.
For Shares that are registered in the stockholder’s name and held as physical certificates:

•
complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal;

•
have the stockholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

•
deliver the Letter of Transmittal, the certificates for such Shares and any other required documents to the Depositary, at its address on the back of this Offer to Purchase.

The Letter of Transmittal and any other required documents must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, unless the procedures for guaranteed delivery described in Section 3 — “Procedure for Tendering Shares” of this Offer to Purchase are followed. The method of delivery of the Shares, the Letter of Transmittal and all other required documents, including delivery through The Depository Trust Company, is at the election and risk of the tendering stockholder.
This Offer to Purchase and the related Letter of Transmittal contain important information and you should read them carefully and in their entirety before making a decision with respect to the Offer.

SUMMARY TERM SHEET
Marlin Merger Sub Corporation, a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of eMed, LLC, a limited liability company organized under the laws of the State of Delaware (“Parent”), is making an offer to purchase all outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Science 37 Holdings, Inc., a Delaware corporation (“Science 37”), at a price per Share of $5.75 (such price as it may be amended from time to time in accordance with the Merger Agreement, the “Offer Price”), net to the seller in cash, without any interest and subject to any tax withholding, as further described herein, upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal. The following are some questions you, as a stockholder of Science 37, may have and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the accompanying Letter of Transmittal. To better understand our Offer to you and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the accompanying Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our,” or “us” refer to Purchaser or Parent, as the context requires.
Securities Sought:	All outstanding shares of Science 37 common stock (the “Shares”)
Price Offered Per Share:	$5.75 net to you in cash, without interest and subject to any tax withholding
Scheduled Expiration of Offer:	12:00 Midnight, New York City time, at the end of the day of Monday, March 11, 2024, unless extended
Purchaser:	Marlin Merger Sub Corporation, a wholly-owned subsidiary of Parent
Science 37 Board Recommendation:	After careful consideration, the Science 37 board of directors has unanimously (i) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other Transactions, (ii) determined that the terms of the Merger Agreement and the Offer and the Merger are fair to, and in the best interests of, Science 37 and its stockholders, (iii) determined that the Offer Price is fair to Science 37’s stockholders, (iv) authorized and approved the execution, delivery and performance by Science 37 of the Merger Agreement and the consummation by Science 37 of the Offer and the Merger, (v) determined that the Merger shall be effected as soon as practicable following the satisfaction of all conditions set forth in the Merger Agreement without a vote of the Science 37’s stockholders pursuant to Section 251(h) of the DGCL, and (vi) recommended that Science 37’s stockholders accept the Offer and tender their Shares to Purchaser in response to the Offer.
Who is offering to buy my shares?
Purchaser is Marlin Merger Sub Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent, formed for the purpose of making this Offer and acquiring all outstanding Shares, and Parent is a privately-held limited liability company organized under the laws of the State of Delaware. See the “Introduction” to this Offer to Purchase and Section 9 — “Certain Information Concerning Parent and Purchaser.”
Is there an agreement governing the Offer?
Yes. Science 37, Parent and Purchaser have entered into the Merger Agreement. Pursuant to the Merger Agreement, the parties have agreed on the terms and conditions of the Offer and, following consummation of the Offer, on the Merger of Purchaser with and into Science 37.
In connection with the execution of the Merger Agreement, Parent and Purchaser have also entered into Tender and Support Agreements with each of Science 37’s directors (other than Bhooshitha B. De Silva who does not hold any Shares), executive officers and certain other stockholders of Science 37, pursuant to which, among other things, the Science 37 stockholders party thereto agreed to irrevocably tender all of their Shares in the Offer and vote against any other proposals to acquire Science 37 or actions that would reasonably be expected to materially impede or interfere with or materially delay the Offer, the Merger or any other transactions contemplated by the Merger Agreement. The Tender and Support Agreements will automatically terminate in certain circumstances, including upon a Change of Board Recommendation (as defined in Section 13 — “The Merger Agreement; Other Agreements”). See Section 13 — “The Merger Agreement; Other Agreements.”
How many Shares are you offering to purchase in the Offer?
We are seeking to purchase all outstanding Shares. See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”
How much are you offering to pay and in what form of payment?
We are offering to pay $5.75, net to you in cash, without interest and subject to any tax withholding, for each Share validly tendered and accepted for payment in the Offer (such price, or any different price per Share as may be paid in the Offer, the “Offer Price”).
Will I have to pay any fees or commissions?
If you are the record owner of your Shares and you tender your Shares in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker or other nominee tenders your Shares on your behalf, your broker, dealer, bank, trust company or nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.
What does the board of directors of Science 37 think of the Offer?
After careful consideration, the Science 37 board of directors has unanimously (i) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other Transactions, (ii) determined that the terms of the Merger Agreement and the Offer and the Merger are fair to, and in the best interests of, Science 37 and its stockholders, (iii) determined that the Offer Price is fair to Science 37’s stockholders, (iv) authorized and approved the execution, delivery and performance by Science 37 of the Merger Agreement and the consummation by Science 37 of the Offer and the Merger, (v) determined that the Merger shall as soon as practicable following the satisfaction of all conditions set forth in the Merger Agreement without a vote of the Science 37’s stockholders pursuant to Section 251(h) of the DGCL, and (vi) recommended that Science 37’s stockholders accept the Offer and tender their Shares to Purchaser in response to the Offer. See the “Introduction” to this Offer to Purchase and Section 11 —  “Background of the Offer; Past Contacts, Negotiations and Transactions.”
What is the market value of my Shares as of a recent date?
On January 26, 2024, the last full trading day before we announced the execution of the Merger Agreement, the closing price of Science 37’s common stock reported on the NASDAQ Capital Market was

$4.74 per Share. On February 9, 2024, the last full trading day before commencement of the Offer, the closing price of Science 37’s common stock reported on the NASDAQ Capital Market was $5.68 per Share. We recommend that you obtain a recent quotation for Science 37’s common stock in deciding whether to tender your Shares. See Section 6 — “Price Range of the Shares; Dividends on the Shares.”
How long do I have to decide whether to tender in the Offer?
Unless we extend the Expiration Date, you will have until 12:00 Midnight, New York City time, at the end of the day of Monday, March 11, 2024 to tender your Shares in the Offer. If you cannot deliver everything that is required to tender your Shares by that time, you may be able to use the guaranteed delivery procedure that is described in this Offer to Purchase. See Section 1 — “Terms of the Offer” and Section 3 — “Procedure for Tendering Shares.”
Can the Offer be extended and under what circumstances?
Yes, the Offer can be extended under certain circumstances. Our ability to extend the Offer is subject to the terms of the Merger Agreement and applicable law. We have agreed in the Merger Agreement that Purchaser shall, and Parent shall cause Purchaser to, extend the Offer:
•
for one or more successive extension periods of up to ten business days each if, on the scheduled Expiration Date, any of the Offer Conditions (including the Minimum Tender Condition) shall not have been satisfied or waived by Purchaser in order to permit the satisfaction or waiver of such conditions, provided that Purchaser shall not be required to extend the Offer beyond the Outside Date or at any time that Parent or Purchaser is permitted to terminate the Merger Agreement; and

•
for any period required by applicable law or applicable rules, regulations, interpretations or positions of the SEC or the staff thereof applicable to the Offer;

As used in this Offer to Purchase, the term “Offer Conditions” means the conditions precedent to Purchaser’s obligation to accept for payment or to pay for any Shares of Common Stock.
See Section 1 — “Terms of the Offer” for additional information about our obligations and ability to extend the Offer.
How will I be notified if the Offer is extended?
If we extend the Offer, we will inform Continental Stock Transfer & Trust Company, the Depositary for the Offer (referred to as “CST” or the “Depositary”), and notify Science 37 stockholders by making a public announcement of the extension, before 9:00 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire. See Section 1 — “Terms of the Offer.”
Will you provide a subsequent offering period?
We do not expect to provide for a subsequent offering period for the Offer, and the Merger Agreement does not permit us to do so without the prior written consent of Science 37.
What is the “Minimum Tender Condition” to the Offer?
We are not obligated to purchase any Shares in the Offer unless there has been validly tendered in the Offer and “received” by the “depository” (as such terms are defined in Section 251(h) of the DGCL) and not properly withdrawn before the expiration of the Offer a number of Shares that, considered together with the number of Shares (if any) then owned by Parent and Purchaser (and excluding Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures), equals at least a majority in voting power of the Shares then issued and outstanding.
We refer to this condition as the “Minimum Tender Condition.”
If the number of Shares tendered in the Offer is insufficient to cause the Minimum Tender Condition to be satisfied upon the Expiration Date, then (i) neither the Offer nor the Merger will be consummated and

(ii) Science 37’s stockholders will not receive the Offer Price or Merger Consideration pursuant to the Offer or the Merger, as applicable.
What are the most significant conditions to the Offer other than the Minimum Tender Condition?
In addition to the Minimum Tender Condition, we are not obligated to purchase any Shares that are validly tendered in the Offer if any of the following conditions exist:
•
the consummation of the Offer or the Merger shall be restrained, enjoined or prohibited by any judgment, order, ruling, decision, writ, injunction, decree or arbitration award (whether temporary, preliminary or permanent) issued by any governmental entity or there shall be in effect any law that prevents or makes illegal the consummation of the Offer or the Merger;

•
(A) any representation and warranty of Science 37 relating to the capitalization and capital stock of Science 37 shall fail to be true and correct in all respects (other than de minimis exceptions) at and as of the date of the Merger Agreement and at and as of the Expiration Date as though made at and as of the Expiration Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all respects (other than de minimis exceptions) as of such date or time); (B) any representation and warranty of Science 37 relating to corporate organization, authority, execution and delivery, enforceability, undisclosed liabilities and broker’s fees shall fail to be true and correct in all material respects at and as of the date of the Merger Agreement and at and as of the Expiration Date as though made at and as of the Expiration Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time); or (C) other representations set forth in Article 3 of the Merger Agreement (other than the representations and warranties referenced in the immediately foregoing clauses (A) and (B)), without giving effect to any qualifications as to materiality or Company Material Adverse Effect (as defined below) or other similar qualifications contained therein, shall fail to be true and correct at and as of the date of the Merger Agreement and at and as of the Expiration Date as though made at and as of the Expiration Date, except for representations and warranties that expressly relate to a specific date or time (which need only be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect;

•
Science 37 shall have breached or failed to perform or comply with in all material respects any covenant or agreement required to be performed or complied with by it under the Merger Agreement at or prior to the Expiration Date;

•
Science 37 shall have failed to deliver to Parent a certificate signed by an executive officer of Science 37, dated as of the Expiration Date, certifying that the Offer Conditions specified in the preceding two bullets do not exist;

•
there shall have occurred or become known, since the date of the Merger Agreement, any change, event, development, condition, occurrence or effect that has had or would reasonably be expected to have a Company Material Adverse Effect;

•
Science 37 shall have failed to deliver Parent a statement satisfying the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that the interests in the Company are not “United States real property interests” within the meaning of Section 897(c) of the United States Internal Revenue Code of 1986, as amended.

•
the Merger Agreement shall have been properly and validly terminated in accordance with its terms.

See Section 14 — “Conditions of the Offer.”
Do you have the financial resources to pay for the Shares tendered in the Offer?
Yes. Parent will provide Purchaser with sufficient funds to pay for all Shares tendered and accepted for payment in the Offer and to provide funding for the Merger, which is expected to follow the completion of the Offer. The Offer is not subject to any financing condition. See Section 10 — “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender in the Offer?
No. We do not believe that our financial condition is relevant to your decision to tender Shares in the Offer because the Offer is being made for all outstanding Shares, the form of payment consists solely of cash and the Offer is not subject to any financing condition. Parent will provide Purchaser with sufficient funds to pay for all Shares tendered and accepted for payment in the Offer and to provide funding for the Merger, which is expected to follow the completion of the Offer. See Section 10 — “Source and Amount of Funds.”
How do I tender my Shares?
To tender certificated Shares, you must deliver the certificates representing your Shares, together with a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof), to CST, the Depositary for the Offer, before the Offer expires. If your Shares are held in street name, your Shares can be tendered by your nominee through the Depositary. To tender Shares held in book-entry form, either a Letter of Transmittal, properly completed and duly executed (or manually executed facsimile thereof), with any required signature guarantees, or an Agent’s Message (as defined below), and any other required documents, must be received by CST, the Depositary for the Offer, before the Offer expires pursuant to the book-entry procedures described in Section 3 — “Procedure for Tendering Shares — Book-Entry Transfer.” If you cannot deliver a required item to the Depositary prior to the expiration of the Offer, you may be able to obtain additional time to do so by having a broker, bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Signature Program guarantee that the missing items will be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase within two trading days. However, the Depositary must receive the missing items within that three-trading-day period or your Shares will not be validly tendered. See Section 3 — “Procedure for Tendering Shares.”
May I withdraw previously tendered Shares?
Yes. To withdraw previously tendered Shares, you must deliver a written notice of withdrawal (or a manually signed facsimile thereof) with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, bank, trust company or other nominee, you must instruct the broker, dealer, bank, trust company or other nominee to arrange for the withdrawal of your Shares. Upon the date and time at which Purchaser accepts Shares for payment pursuant to the Offer (the “Acceptance Time”), you will no longer be able to withdraw them. See Section 4 — “Withdrawal Rights.”
Until what time may I withdraw Shares that I have tendered?
You may withdraw your previously tendered Shares at any time prior to the Expiration Date. In addition, if we have not agreed to accept your Shares for payment by April 12, 2024, you may withdraw them at any time thereafter until we accept them for payment. See Section 1 — “Terms of the Offer” and Section 4 — “Withdrawal Rights.”
Can holders of Science 37’s equity-based awards participate in the tender offer?
No. The Offer is being made only for Shares and not for any Science 37 equity-based awards. Effective as of the Effective Time, by virtue of the Merger and without any action on the part of any holder of Science 37 options or restricted stock units:
(i)
each Science 37 stock option outstanding under the Science 37 Holdings, Inc. 2021 Incentive Award Plan, the Science 37 Holdings, Inc. 2022 Employment Inducement Incentive Award Plan, the Science 37 Holdings, Inc. 2021 Employee Stock Purchase Plan or any individual grant agreements issued to any current or former director, officer, employee or individual independent contractor of Science 37 or its subsidiaries (collectively, “Company Equity Plans”) immediately prior to the Effective Time (each, a “Company Stock Option”) shall, whether or not then vested or exercisable, automatically be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of: (i) the aggregate number of Shares subject to such Company Stock

Option and (ii) the excess, if any, of the Offer Price over the per share exercise price under such Company Stock Option, less any required withholding taxes.
(ii)
each time-based or performance-based Science 37 restricted stock unit with respect to Shares under the Company Equity Plans (each, a “Company RSU”) that is outstanding immediately prior to the Effective Time shall, whether vested or unvested, automatically be cancelled and shall only entitle the holder of such Company RSU to receive an amount in cash equal to the product of (x) the Offer Price and (y) the number of Shares underlying such Company RSU, without interest and less any required withholding taxes.

See Section 13 — “The Merger Agreement; Other Agreements.”
How will the ESPP be treated?
Pursuant to the Merger Agreement, Science 37 has agreed to take all actions necessary pursuant to the terms of the 2021 Employee Stock Purchase Plan (“ESPP”) or otherwise to provide that (i) no new offering period will commence under the ESPP following the date of the Merger Agreement; (ii) participants in the ESPP as of the date of the Merger Agreement may not increase their payroll deductions under the ESPP from those in effect on the date of the Merger Agreement; and (iii) no new participants may commence participation in the ESPP following the date of this Agreement. In addition, Science 37 will cause any offering period currently in progress under the ESPP to be the final offering period under the ESPP, with such final offering period to be terminated no later than five business days prior to the anticipated closing date of the Merger (the “Final Exercise Date”). Each Share purchased under the ESPP on the Final Exercise Date will be cancelled at the Effective Time and converted into the right to receive cash in an amount equal to the Offer Price, less any required tax withholding, and any accumulated payroll contributions of an ESPP participant that are not used to purchase Shares on the Final Exercise Date will be refunded to the participant as promptly as practicable following the Effective Time. Science 37 will terminate the ESPP in its entirety effective as of the Effective Time, contingent upon the Effective Time.
Have any Science 37 stockholders agreed to tender their shares into the Offer?
Yes, in connection with the execution of the Merger Agreement, all of Science 37’s directors and executive officers who beneficially own Shares and certain other significant stockholders have executed Tender and Support Agreements pursuant to which they have agreed to tender all of their Shares in response to the Offer, subject to certain customary terms and conditions.
When and how will I be paid for my tendered Shares?
Subject to the terms and conditions of the Offer and the satisfaction or waiver of the Conditions of the Offer set forth in Section 14 — “Certain Conditions of the Offer,” Purchaser will pay for all Shares validly tendered that have not been validly withdrawn promptly following the Expiration Date. However, subject to applicable law and the terms of the Merger Agreement, Parent and Purchaser do reserve the right to, and in some circumstances are obligated to, delay the acceptance for payment for Shares until all such Offer Conditions have been satisfied. See Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”
Purchaser will pay for your Shares by depositing the Offer Price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment to record holders for tendered Shares will be made only after timely receipt by the Depositary of certificates for such Shares, a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof) and any other required documents in the case of a record holder of a stock certificate representing Shares or timely compliance with the procedures for book-entry transfer in the case of a record holder of Shares in book-entry form. See Section 2 — “Acceptance for Payment and Payment for Shares.”
If Shares are purchased in the Offer, will Science 37 continue as a public company?
No. Following the purchase of Shares in the Offer, we expect to consummate the Merger. After completion of the Merger, Parent will own all outstanding capital stock of Science 37, and Science 37’s common stock will no longer be publicly traded. See Section 7 — “Effect of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration.”
Will the Offer be followed by a merger if all Shares are not tendered in the Offer?
If the Offer is completed and we accordingly acquire a number of Shares that satisfies the Minimum Tender Condition and the other conditions to the Merger are satisfied or waived, then, in accordance with the terms of the Merger Agreement, we will complete the Merger without a vote of the stockholders of Science 37 pursuant to Section 251(h) of the DGCL. Pursuant to the Merger Agreement, if the Minimum Tender Condition is not satisfied, we are not required (nor are we permitted) to accept the Shares for purchase in the Offer, nor will we consummate the Merger.
Under the applicable provisions of the Merger Agreement, the Offer and the DGCL, stockholders of Science 37 will not be required to vote on the Merger Agreement, and if the Merger is consummated, all Science 37 stockholders who did not tender their Shares in the Offer will, if they do not otherwise properly demand appraisal rights under the DGCL, have the right to receive an amount in cash, payable to the holder thereof, without any interest thereon (and subject to any tax withholding), equal to the Offer Price upon consummation of the Merger.
There are no appraisal rights available in connection with the Offer, but stockholders who have not tendered their Shares in the Offer will have appraisal rights with respect to the Merger under the applicable provisions of DGCL, if those rights are perfected. See the “Introduction” to this Offer to Purchase.
What are the U.S. federal income tax consequences of the Offer?
The receipt of cash in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. See the “Introduction” to this Offer to Purchase and Section 5 — “Certain U.S. Federal Income Tax Consequences” for a description of certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger. Stockholders are urged to consult with their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.
If I decide not to tender, how will the Offer affect my Shares?
If you do not tender your Shares in the Offer and the Merger takes place, your Shares will be canceled. Unless you exercise appraisal rights under the DGCL, you will receive the same amount of cash per Share that you would have received had you tendered your Shares in the Offer, without any interest paid on that amount. Accordingly, if the Merger takes place, the differences to you between tendering your Shares and not tendering your Shares in the Offer are that if you tender your Shares in the Offer, you will be paid earlier and you will not have appraisal rights under the DGCL.
Who can I talk to if I have questions about the Offer?
You may call Saratoga Proxy Consulting LLC, the Information Agent for the Offer, at (212) 257-1311 or (888) 368-0379. See the back cover of this Offer to Purchase for additional information on how to contact our Information Agent. The Information Agent is not making any recommendation with respect to the Offer.
THIS OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF, OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN, THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

To the Holders of Science 37 Common Stock:
INTRODUCTION
Marlin Merger Sub Corporation, a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of eMed, LLC, a limited liability company organized under the laws of the State of Delaware (“Parent”), is making an Offer to Purchase all outstanding shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of Science 37 Holdings, Inc., a Delaware corporation (“Science 37”), at a price of $5.75 per Share, net to the seller in cash, without interest and subject to any tax withholding (such price, or any different price per Share as may be paid in the Offer, is referred to as the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to as the “Transactions.”
Purchaser is making this Offer pursuant to an Agreement and Plan of Merger, dated as of January 28, 2024 (the “Merger Agreement”), by and among Parent, Purchaser and Science 37. Under the Merger Agreement, after the completion of the Offer and the satisfaction or waiver of all of the conditions to the Merger (as defined below), Purchaser will be merged with and into Science 37 without a vote of the stockholders of Science 37 in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), with Science 37 surviving the Merger as a wholly-owned subsidiary of Parent (the “Merger”). At the effective time of the Merger (the “Effective Time”), each Share then outstanding (other than Shares owned by Parent, Purchaser, Science 37 or any subsidiary of Parent or by Science 37 stockholders who properly perfect their appraisal rights under the DGCL) will be converted into the right to receive the Offer Price in cash, without interest and subject to any tax withholding.
After careful consideration, the Science 37 board of directors has unanimously (i) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other Transactions, (ii) determined that the terms of the Merger Agreement and the Offer and the Merger are fair to and in the best interests of Science 37 and its stockholders, (iii) determined that the Offer Price is fair to Science 37’s stockholders, (iv) authorized and approved the execution, delivery and performance by Science 37 of the Merger Agreement and the consummation by Science 37 of the Offer and the Merger, (v) determined that the Merger shall be effected under Section 251(h) of the DGCL and that the Merger shall be effected as soon as practicable following the satisfaction of the conditions in the Merger Agreement without a vote of the stockholders and (vi) recommended that the Science 37 stockholders accept the Offer and tender their Shares in response to the Offer.
For factors considered by Science 37’s board of directors in making the above referenced determination, please see Science 37’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the SEC in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.
The Offer is not subject to any financing condition. The Offer is conditioned on, among other things, there being validly tendered pursuant to the Offer and “received” by the “depository” (as such terms are defined in Section 251(h) of the DGCL) and not properly withdrawn prior to 12:00 Midnight, New York City time, at the end of the day of Monday, March 11, 2024 (unless the Offer is extended), Shares that, considered together with the number of Shares (if any) then owned by Parent and Purchaser (and excluding Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures), equals at least a majority in voting power of the Shares then issued and outstanding (the “Minimum Tender Condition”). The Offer is also subject to certain other customary conditions set forth in this Offer to Purchase, including no judgment, order, ruling, decision, writ, injunction, decree or arbitration award (whether temporary, preliminary or permanent) issued by any governmental entity or any law in effect restraining, preventing, prohibiting or making illegal the consummation of the Offer or the Merger, as described in Section 14 — “Conditions of the Offer.” A summary of the principal terms of the Offer appears on pages 1 – 7. You should read this entire document carefully before deciding whether to tender your Shares.

Science 37 has informed Purchaser that, as of the close of business on February 8, 2024, 6,029,528 Shares were outstanding.
Completion of the Merger is subject to certain conditions, including consummation of the Offer. As soon as practicable following the satisfaction or waiver of these conditions, Purchaser will complete the Merger without a vote of the stockholders of Science 37 in accordance with Section 251(h) of the DGCL.
Stockholders who have not tendered their Shares in the Offer will have certain appraisal rights with respect to the Merger under the applicable provisions of the DGCL, if those rights are perfected. See Section 12 — “Purpose of the Offer; Plans for Science 37.” The Merger Agreement is described in Section 13 — “The Merger Agreement; Other Agreements.”
Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger are described in Section 5 — “Certain U.S. Federal Income Tax Consequences.” We recommend that stockholders consult their tax advisors regarding the tax consequences of the sale of Shares.
The Offer is only for Shares and not for any Science 37 equity-based awards. See Section 13 — “The Merger Agreement; Other Agreements” for more information about the treatment of equity-based awards.
Tendering stockholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the tender of Shares in the Offer. Purchaser will pay all fees and expenses incurred in connection with the Offer by Continental Stock Transfer & Trust Company, which is acting as the Depositary for the Offer (“CST” or the “Depositary”) and Saratoga Proxy Consulting LLC, which is acting as the information agent for the Offer (the “Information Agent”). See Section 16 — “Fees and Expenses.”
THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. YOU SHOULD READ THESE OFFER DOCUMENTS IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

THE OFFER
1.
Terms of the Offer

Upon the terms and subject to the conditions of the Offer, Purchaser will accept for payment and pay $5.75 per Share, net to the seller in cash, without interest and subject to any tax withholding, for all Shares validly tendered before the Expiration Date and not properly withdrawn in accordance with Section 4 —  “Withdrawal Rights.” The term “Expiration Date” means 12:00 Midnight, New York City time, at the end of the day of Monday, March 11, 2024, unless and until, in accordance with the terms of the Merger Agreement and applicable law, Purchaser extends the period of time for which the Offer is open, in which case the term “Expiration Date” means the latest time and date at which the Offer, as extended by Purchaser, expires.
Subject to the terms of the Merger Agreement and applicable law, Purchaser may extend the Offer by giving written notice of the extension to the Depositary and publicly announcing such extension by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date. We have agreed in the Merger Agreement that from time to time Purchaser shall, and Parent shall cause Purchaser to, extend the Offer:
•
for one or more consecutive increments of not more than ten business days each (or for such longer period as may be agreed by Science 37), if on the scheduled Expiration Date any of the Offer Conditions (including the Minimum Tender Condition) shall not have been satisfied or waived, until such time as such conditions shall have been satisfied or waived; and

•
for the minimum period required by any rule, regulation or interpretation or position of the SEC or the staff thereof applicable to the Offer;

provided that, in each case, Purchaser shall not be required to extend the Offer beyond the Outside Date or at any time that Purchaser or Parent is permitted to terminate the Merger Agreement.
Under no circumstances will interest be paid on the Offer Price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for the Shares.
The Offer is not subject to any financing condition. The Offer is conditioned on, among other things, there being validly tendered pursuant to the Offer and not properly withdrawn prior to the Expiration Date of the Offer, Shares that, considered together with the number of Shares (if any) then owned by Parent and Purchaser (and excluding Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures), equals at least a majority in voting power of the Shares then issued and outstanding. We refer to this condition as the “Minimum Tender Condition.”
In addition to the Minimum Tender Condition, we are not obligated to purchase any Shares that are validly tendered in the Offer if any of the following conditions exist:
•
the consummation of the Offer or the Merger shall then be restrained, enjoined or prohibited by any judgment, order, ruling, decision, writ, injunction, decree or arbitration award (whether temporary, preliminary or permanent) issued by any governmental entity or there shall be in effect any laws that prevents or makes illegal the consummation of the Offer or the Merger;

•
(A) any representation and warranty of Science 37 relating to the capitalization and capital stock of Science 37 shall fail to be true and correct in all respects (other than de minimis exceptions) at and as of the date of the Merger Agreement and at and as of the Expiration Date as though made at and as of the Expiration Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all respects (other than de minimis exceptions) as of such date or time); (B) any representation and warranty of Science 37 relating to corporate organization, authority, execution and delivery, enforceability, undisclosed liabilities and broker’s fees shall fail to be true and correct in all material respects at and as of the date of the Merger Agreement and at and as of the Expiration Date as though made at and as of the Expiration Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time); or (C) other representations set forth in Article 3 of the

Merger Agreement (other than the representations and warranties referenced in the immediately foregoing clauses (A) and (B)), without giving effect to any qualifications as to materiality or Company Material Adverse Effect (as defined below) or other similar qualifications contained therein, shall fail to be true and correct at and as of the date of the Merger Agreement and at and as of the Expiration Date as though made at and as of the Expiration Date, except for representations and warranties that expressly relate to a specific date or time (which need only be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect;
•
Science 37 shall have breached or failed to perform or comply with in all material respects any covenant or agreement required to be performed or complied with by it under the Merger Agreement at or prior to the Expiration Date;

•
Science 37 shall have failed to deliver to Parent a certificate signed by an executive officer of Science 37, dated as of the Expiration Date, certifying that the Offer Conditions specified in the preceding two bullets do not exist;

•
there shall have occurred or become known, since the date of the Merger Agreement, any change, event, development, condition, occurrence or effect that has had or would reasonably be expected to have a Company Material Adverse Effect;

•
Science 37 shall have failed to deliver Parent a statement satisfying the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that the interests in the Company are not “United States real property interests” within the meaning of Section 897(c) of the United States Internal Revenue Code of 1986, as amended; or

•
the Merger Agreement shall have been properly and validly terminated in accordance with its terms.

See Section 14 — “Conditions of the Offer.”
Subject to the terms of the Merger Agreement, Purchaser may, at any time and from time to time prior to the Expiration Date, increase the Offer Price, waive any Offer Conditions or make any other changes to the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement, except that, without the consent of Science 37, Purchaser may not:
•
decrease the Offer Price;

•
change the form of consideration payable in the Offer;

•
reduce the maximum number of Shares sought to be purchased in the Offer;

•
amend, modify or waive the Minimum Tender Condition or the condition that the Merger Agreement not have been terminated in accordance with its terms;

•
amend any of the other conditions to the Offer described in Section 14 — “Conditions of the Offer” in a manner adverse to the holders of Shares;

•
impose conditions to the Offer that are in addition to those described in Section 14 — “Conditions of the Offer”;

•
except as provided in the Merger Agreement, terminate, accelerate or otherwise modify or amend the Offer to accelerate the Expiration Date; or

•
otherwise modify or amend any of the other terms of the Offer in a manner adverse in any material respect to the holders of Shares.

Subject to Purchaser’s obligation to extend the Offer as described above and the limitations on changes to the terms of the Offer described above, if by the Expiration Date, any or all of the conditions to the Offer have not been satisfied or waived, Purchaser may, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC:
(i)
terminate the Offer, not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders;

(ii)
waive any of the unsatisfied conditions of the Offer, other than the Minimum Tender Condition, and, subject to complying with the rules and regulations of the SEC applicable to the Offer, accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date;

(iii)
extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is open or extended; or

(iv)
amend or make modifications to the Offer.

The ability of Purchaser to delay the acceptance for payment of, or payment for, Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited promptly after the termination or withdrawal of the Offer.
Any extension, amendment or termination of the Offer will be followed promptly by public announcement consistent with the requirements of the SEC, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of the Shares). Without limiting the obligation of Purchaser under such rules or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release via a national news service.
If Purchaser makes a material change to the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought (discussed below), will depend upon the facts and circumstances, including the materiality of the changed terms or information. We understand the SEC’s view to be that an Offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and, if material changes are made with respect to information not materially less significant than the Offer Price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. A change in price or a change in the percentage of securities sought generally requires an Offer to remain open for a minimum of ten business days from the date the change is first published, sent or given to security holders. The requirement to extend an Offer does not apply to the extent that the number of business days remaining between the occurrence of the change and the then scheduled expiration date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, “business day” has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.
Science 37 has agreed to provide Purchaser with Science 37’s stockholder lists and security position listings for the purpose of disseminating this Offer to Purchase (and related documents) to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by or on behalf of Purchaser to record holders of Shares and will be furnished by or on behalf of Purchaser to brokers, dealers, banks, trust companies, and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.
2.
Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and provided that the Offer has not been terminated as described in Section 1 — “Terms of the Offer,” Purchaser will accept for payment and promptly pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4 — “Withdrawal Rights.” For a description of our rights and obligations to extend or terminate the Offer and not accept for payment or pay for Shares, or to delay acceptance for payment of, or payment for, Shares, see Section 1 — “Terms of the Offer.”
In all cases, payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of:
•
the certificates for the Shares, together with a Letter of Transmittal, properly completed and duly executed (or a manually executed facsimile thereof), with any required signature guarantees; or

•
in the case of a transfer effected under the book-entry transfer procedures described in Section 3 — “Procedure for Tendering Shares,” a Book-Entry Confirmation (as defined below) and either a Letter of Transmittal, properly completed and duly executed (or manually executed facsimile thereof), with any required signature guarantees, or an Agent’s Message as described in Section 3 — “Procedure for Tendering Shares”; and

•
any other documents required by the Letter of Transmittal.

The Offer Price paid to any holder of Shares for Shares tendered in the Offer will be the highest per Share consideration paid to any other holder of Shares for Shares tendered in the Offer.
For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of the Shares in the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment in the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. Under no circumstances will interest be paid on the Offer Price to be paid by Purchaser for the Shares, regardless of any extension of the Offer or any delay in making payment.
If any tendered Shares are not accepted for payment for any reason, certificates representing unpurchased Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary’s account at DTC (as defined below), according to the procedures set forth in Section 3 — “Procedure for Tendering Shares,” the Depositary will notify DTC of Purchaser’s decision not to accept the Shares and the Shares will be credited to an account maintained at DTC), promptly after the expiration or termination of the Offer.
If Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares in the Offer, then, without prejudice to Purchaser’s rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act) the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and the Shares may not be withdrawn except to the extent tendering stockholders are entitled to do so as described in Section 4 — “Withdrawal Rights.” See Section 15 — “Certain Legal Matters.”
3.
Procedure for Tendering Shares

Valid Tender.   A stockholder must follow one of the following procedures to validly tender Shares in the Offer:
•
for Shares held as certificates, the certificates for tendered Shares, a Letter of Transmittal, properly completed and duly executed (or manually executed facsimile thereof), with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date;

•
for Shares held in book-entry form, either a Letter of Transmittal, properly completed and duly executed (or manually executed facsimile thereof), with any required signature guarantees, or an Agent’s Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and such Shares must be delivered according to the book-entry transfer procedures described below under “— Book-Entry Transfer” and a Book-Entry Confirmation (as defined below) must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, in each case prior to the Expiration Date; or
•
the tendering stockholder must comply with the guaranteed delivery procedures described below under “— Guaranteed Delivery” prior to the Expiration Date.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through The Depository Trust Company (“DTC”), is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
Book-Entry Transfer.   The Depositary has agreed to establish an account or accounts with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of Shares by causing DTC to transfer the Shares into the Depositary’s account in accordance with DTC’s procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at DTC, the properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof), with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described under “— Guaranteed Delivery” for a valid tender of Shares by book-entry transfer. The confirmation of a Book-Entry Transfer of Shares into the Depositary’s account at DTC as described above is referred to in this Offer to Purchase as a “Book-Entry Confirmation.”
The term “Agent’s Message” means a message, transmitted through electronic means by DTC in accordance with the normal procedures of DTC and the Depositary, to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant tendering the Shares that are the subject of Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office. For Shares to be validly tendered during any subsequent offering period, the tendering stockholder must comply with the foregoing procedures, except that the required documents and certificates must be received before the expiration of the subsequent offering period.
Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Depositary.
Signature Guarantees.   No signature guarantee is required on the Letter of Transmittal:
•
if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3 includes any participant in DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•
if Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent Medallion Signature Program or other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution” and, collectively, “Eligible Institutions”).

In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If a Share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share certificate not tendered or not accepted for payment is to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered Share certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the Share certificate, with the signature or signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.
Guaranteed Delivery.   If a stockholder desires to tender Shares in the Offer and the Share certificates and all other required documents cannot be delivered to the Depositary prior to the Expiration Date, if the procedure for delivery by book-entry transfer cannot be completed prior to the Expiration Date, or if time will not permit all required documents to reach the Depositary prior to the Expiration Date, the stockholder’s tender may still be effected if all the following conditions are met:
•
the tender is made by or through an Eligible Institution;

•
a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date; and

•
the Share certificates (or a Book-Entry Confirmation), in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message if submitted in lieu of a Letter of Transmittal), and any other documents required by the Letter of Transmittal, are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase within two trading days after the date of execution of the Notice of Guaranteed Delivery. A “trading day” is any day on which quotations are available for shares listed on the NASDAQ Capital Market.

The Notice of Guaranteed Delivery may be delivered by courier or transmitted by telegram, facsimile transmission or mail (or if sent by DTC, a message transmitted through electronic means in accordance with the usual procedures of DTC and the Depositary; provided, however, that if the notice is sent by DTC through electronic means, it must state that DTC has received an express acknowledgment from the participant on whose behalf the notice is given that the participant has received and agrees to become bound by the form of the notice) to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery made available by Purchaser.
Other Requirements.   Payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of:
•
Share certificates (or a timely Book-Entry Confirmation);

•
properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof), with any required signature guarantees (or, in the case of a Book-Entry Transfer, an Agent’s Message if submitted in lieu of a Letter of Transmittal); and

•
any other documents required by the Letter of Transmittal.

Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary at one of its addresses. Under no circumstances will interest be paid on the Offer Price for the Shares, regardless of any extension of the Offer or any delay in making payment.
Appointment as Proxy.   By executing the Letter of Transmittal (or, in the case of a Book-Entry Transfer, an Agent’s Message if submitted in lieu of a Letter of Transmittal), the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s agents and attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). When the appointment of the proxy becomes effective, the designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights. Purchaser reserves the right to require that, for Shares to be deemed validly tendered, immediately upon Purchaser’s acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Science 37 stockholders.
Options and Restricted Stock Units.   The Offer is only for the outstanding Shares and not for any options or restricted share units or other rights to acquire Shares. See Section 13 — “The Merger Agreement; Other Agreements” for a description of the treatment of Science 37 options and restricted share units in the Merger.
Determination of Validity.   All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares, including questions as to the proper completion or execution of any Letter of Transmittal, Notice of Guaranteed Delivery or other required documents and as to the proper form for transfer of any Share certificates, shall be resolved by Purchaser, in its reasonable discretion, whose determination shall be final and binding. Purchaser shall have the absolute right to determine whether to reject any or all tenders not in proper or complete form or to waive any irregularities or conditions, and Purchaser’s interpretation of the Offer, the Offer to Purchase, the Letter of Transmittal and the instructions thereto and the Notice of Guaranteed Delivery (including the determination of whether any tender is complete and proper) shall be final and binding. Notwithstanding the foregoing, stockholders of Science 37 may challenge a determination made by Purchaser in a court of competent jurisdiction and a final, non-appealable order or judgment of a court of competent jurisdiction will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent, Science 37 or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased.
Backup Withholding.   Backup withholding of U.S. federal income tax will apply to payments made in the Offer to each holder of Shares unless (i) the applicable tendering U.S. holder completes and returns the Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal certifying, among other things, that such U.S. holder is not subject to backup withholding or (ii) the applicable non-U.S. holder completes and submits an IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8), which can be obtained from the Depositary or at www.irs.gov. For an explanation of the terms “U.S. holder” and “non-U.S. holder” and a more detailed discussion of backup withholding, see Section 5 — “Certain U.S. Federal Income Tax Consequences.”
Tender Constitutes Binding Agreement.   Purchaser’s acceptance for payment of Shares validly tendered according to any of the procedures described above and in the Instructions to the Letter of Transmittal will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms and conditions of such extension or amendment).
4.
Withdrawal Rights

Except as provided in this Section 4, or as provided by applicable law, tenders of Shares are irrevocable. Shares tendered in the Offer may be withdrawn according to the procedures set forth below at any time prior to the Expiration Date and, unless accepted for payment and paid for by Purchaser in the Offer, may also be withdrawn at any time after April 12, 2024, pursuant to Section 14(d)(5) of the Exchange Act.
For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number and type of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, before the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered according to the procedures for book-entry transfer as set forth in Section 3 — “Procedure for Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares and otherwise comply with DTC’s procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will no longer be considered validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 — “Procedure for Tendering Shares” at any time prior to the Expiration Date.
All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its reasonable discretion, which determination will be final and binding. None of Purchaser, Parent, the Depositary, the Information Agent, Science 37 or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Notwithstanding the foregoing, stockholders of Science 37 may challenge a determination made by Purchaser in a court of competent jurisdiction and a final, non-appealable order or judgment of a court of competent jurisdiction will be final and binding on all parties.
The method for delivery of any documents related to a withdrawal is at the risk of the withdrawing stockholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
5.
Certain U.S. Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences expected to result to the holders of Shares upon the tender of Shares for cash pursuant to the Offer or converted to cash in the Merger. This discussion is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws, U.S. federal estate or gift tax laws or the Medicare tax on net investment income. This discussion is based on the United States Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, all as in effect as of the date of this Offer to Purchase. These laws and authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer and the Merger or that any such contrary position would not be sustained by a court.
This discussion is limited to holders who hold Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a holder in light of the holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including without limitation, certain former citizens or long-term residents of the United States, partnerships and other pass-through entities and investors therein, U.S. holders who hold their Shares through “controlled foreign corporations” or “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, and persons holding Shares as part of a hedge, straddle or other risk reduction strategy or as part of a hedging or conversion transaction or other integrated investment. This discussion also does not address the U.S. federal income tax consequence to holders of Shares who acquired their Shares through stock option or stock purchase plan programs or in other compensatory arrangements, or those who exercise appraisal rights under the DGCL.

WE RECOMMEND THAT YOU CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF THE OFFER AND THE MERGER IN RESPECT OF YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS.
As used in this discussion, a “U.S. holder” is any beneficial owner of Shares that is, for U.S. federal income tax purposes:
•
an individual who is a citizen of the United States;

•
an individual who is a resident of the United States, which generally refers to a non-U.S. individual who (i) is a lawful permanent resident of the United States, (ii) is present in the United States for, or in excess of, certain periods of time or (iii) makes a valid election to be treated as a U.S. resident;

•
a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) or (ii) has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

A “non-U.S. holder” is any beneficial owner of Shares (i) that is not a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes), and (ii) that is not a U.S. holder for U.S. federal income tax purposes.
U.S. Holders
Effect of the Offer and the Merger.   The receipt of cash in exchange for Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for Shares in the Offer or the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the applicable Shares, determined on a per share basis. Any such gain or loss would be long-term capital gain or loss if the holding period for the Shares exceeded one year. Long-term capital gains of noncorporate taxpayers are generally taxable at a reduced rate. Short-term capital gains are taxed at rates applicable to ordinary income. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Shares at different times or at different prices, such U.S. holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged for cash in the Offer or the Merger. Each U.S. holder should consult such U.S. holder’s tax advisors regarding the manner in which any cash received pursuant to the Offer or the Merger should be allocated among the U.S. holder’s respective different blocks of Shares.
Information Reporting and Backup Withholding.   Payments made to U.S. holders in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 24%). To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return the IRS Form W-9 included in the Letter of Transmittal, certifying that such holder is a U.S. person, the taxpayer identification number provided by such holder is correct, and that such holder is not subject to backup withholding. Certain holders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax and may be refunded or credited against the applicable holder’s U.S. federal income tax liability, provided that such holder timely furnishes the required information to the IRS.
Non-U.S. Holders
Effect of the Offer and the Merger.   A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash for Shares in the Offer or the Merger unless:
•
the holder is an individual who was present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met; or

•
the gain is effectively connected with the holder’s conduct of a trade or business in the United States, and, if required by an applicable tax treaty, is also attributable to a permanent establishment maintained by the holder in the United States.

Gains described in the first bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate (or applicable lower treaty rate), but may be offset by U.S. source capital losses. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a resident of the United States. Non-U.S. holders that are corporations also may be subject to a 30% branch profits tax (or applicable lower treaty rate) on such effectively connected gains, as adjusted for certain items. Non-U.S. holders are urged to consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
A non-U.S. holder should be aware that any gain realized upon the disposition of Shares in the Offer or the Merger also may be subject to U.S. federal income tax if, for such purposes, the Shares constitute a U.S. real property interest because Science 37 was a U.S. real property holding corporation (a “USRPHC”) at any time within the shorter of the five-year period ending on the date of such disposition or such holder’s holding period. In general, a corporation is a USRPHC if the fair market value of its “United States real property interests” (as defined in the Code and applicable Treasury Regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. There can be no assurance that Science 37 has not been, does not currently constitute or will not become a USRPHC. However, since the Shares are regularly traded on an established securities market (within the meaning of applicable Treasury Regulations), if Science 37 is a USRPHC with respect to a non-U.S. holder, that non-U.S. holder’s Shares will be treated as U.S. real property interests only if that non-U.S. holder owned (actually or constructively) during the relevant statutory period more than five percent of the Shares. Non-U.S. holders who have owned (actually or constructively) more than five percent of the Shares should consult their tax advisors regarding the U.S. federal income tax consequences of the Offer and the Merger. Pursuant to Science 37’s representations and warranties contained in the Merger Agreement, as of January 28, 2024, Science 37 did not believe it was a USRPHC as of such date.
Information Reporting and Backup Withholding.   Payments made to non-U.S. holders in the Offer and the Merger may be subject to information reporting and backup withholding (currently at a rate of 24%). Non-U.S. holders can avoid backup withholding by providing the Depositary with a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8) certifying the holder’s non-U.S. status or by otherwise establishing an exemption from backup withholding. Backup withholding is not an additional tax and may be refunded or credited against the applicable holder’s U.S. federal income tax liability, if any, provided that such holder timely furnishes the required information to the IRS.
6.
Price Range of the Shares; Dividends on the Shares

The Shares are listed and traded on the NASDAQ Capital Market under the symbol “SNCE.” The following table sets forth, for each of the periods indicated, the high and low reported sales price for the Shares on the NASDAQ Capital Market, based on published financial sources. The dollar values in the table below give effect to Science 37’s one-for-twenty (1-for-20) reverse stock split of its Shares effective December 8, 2023 at 12:01 a.m. Eastern Time (the “Reverse Stock Split”). All share amounts and per share prices in this Offer to Purchase are presented on a post-Reverse Stock Split basis.

	High	Low
Fiscal Year Ended December 31, 2022
First Quarter	$269.20	$86.40
Second Quarter	$115.60	$37.70
Third Quarter	$50.60	$28.60
Fourth Quarter	$39.80	$6.42
Fiscal Year Ended December 31, 2023
First Quarter	$13.80	$3.80
Second Quarter	$8.20	$4.20
Third Quarter	$12.96	$4.03
Fourth Quarter	$8.80	$3.73
Fiscal Year Ending December 31, 2024
First Quarter (through February 9, 2024)	$6.40	$4.50
On January 26, 2024, the last full trading day before we announced the execution of the Merger Agreement, the closing price of Science 37’s common stock reported on the NASDAQ Capital Market was $4.74 per Share. On February 9, 2024, the last full trading day before commencement of the Offer, the closing price of Science 37’s common stock reported on the NASDAQ Capital Market was $5.68 per Share. Stockholders are urged to obtain a current market quotation for the Shares.
Purchaser has been advised that Science 37 has never declared or paid a cash dividend with respect to the Shares. The Merger Agreement provides that, without Parent’s written consent, from the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement or the Effective Time, Science 37 may not declare, set aside or pay any dividend or make any other distribution in respect of its capital stock.
7.
Effect of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration

Market for the Shares.   If the Offer is completed and we accordingly acquire a number of Shares that satisfies the Minimum Tender Condition and the other conditions to the Merger are satisfied or waived, then, in accordance with the terms of the Merger Agreement, we will effect the Merger as promptly as practicable following the Acceptance Time without a vote or any further action by the stockholders of Science 37 pursuant to Section 251(h) of the DGCL. As a result of the Merger, there will be no public or other market for the Shares.
NASDAQ Listing.   Immediately following the Merger, the Shares will no longer meet the requirements for continued listing on NASDAQ because there will be only one stockholder of Science 37. Immediately following the consummation of the Merger we intend and will cause the surviving corporation to delist the Shares from NASDAQ.
Exchange Act Registration.   The Shares are currently registered under the Exchange Act. Registration of the Shares may be terminated upon application of Science 37 to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. We intend to have Science 37 apply for termination of registration of the Shares under the Exchange Act as soon as practicable after the completion of the Merger.
8.
Certain Information Concerning Science 37

Science 37.   Science 37 is a leader in patient-centric clinical trials and in supporting novel approaches to decentralized clinical trial designs. Science 37 pioneered the concept of patient-centric clinical trials with a very simple premise: that clinical trials should begin with the patient.
Through its patient-centric approach, Science 37 reduces the impact of the geographic barriers associated with conventional physical clinical trial sites, enabling recruitment of virtually any patient. Science 37 believes that centering the clinical trial around the patient with personalized support addresses current industry needs around patient recruitment, retention, representation, and engagement. To expand clinical trial access, Science 37 offers a unique model to existing non-research focused healthcare networks to seamlessly participate without the traditional site infrastructure costs.
Science 37’s patient-centric model is powered by a proprietary end-to-end unified technology platform and its team of employees with significant therapeutic and subject matter expertise. As the backbone of Science 37’s offering, the proprietary unified technology platform standardizes and orchestrates the process for clinical trials across Science 37’s specialized network of patient communities, telemedicine investigators, flexible mobile nurse networks, remote coordinators, and robust network of technology integrations.
Available Information.   Science 37 is subject to the filing requirements of the Exchange Act and is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Science 37’s directors and officers, their compensation, options, stock appreciation rights, performance awards, deferred stock and restricted stock granted to them, the principal holders of Science 37’s securities and any material interests of such persons in transactions with Science 37 is required to be disclosed in proxy statements distributed to Science 37’s stockholders and filed with the SEC. You may read any such reports, statements or other information at the SEC’s website at http://www.sec.gov. The SEC’s website address is not intended to function as a hyperlink, and the information contained in the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it as part of this Offer to Purchase.
Certain Projections.   Science 37 has provided Parent with selected unaudited financial information concerning the Company. Such information is described in Science 37’s Schedule 14D-9, which is being filed with the SEC on the date of this Offer to Purchase and is being mailed to the Science 37 stockholders together with this Offer to Purchase. Science 37 stockholders are urged to, and should, carefully read the Schedule 14D-9.
9.   Certain Information Concerning Parent and Purchaser
Parent.   Parent is a privately-held telehealth and diagnostics company organized as a limited liability company under the State of Delaware that develops a leading digital point-of-care platform designed for complete testing processes to be done at home. The company’s platform provides verified test results and access to on-demand prescription treatment with same-day delivery, enabling consumers to easily get tested and receive expert healthcare guidance. eMed developed the first at-home, digital point-of-care COVID-19 test in 2020. The company has expanded its offering of kits since then to include testing for the flu and UTIs, among others, supported by its on-demand telehealth solutions.
Purchaser.   Purchaser is a Delaware corporation that was recently formed by Parent to effect the Offer and the Merger. Purchaser is a wholly-owned subsidiary of Parent. Until immediately before the time Purchaser purchases Shares in the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in any activities other than those incidental to the Offer and the Merger. Purchaser’s principal executive office is located at 990 Biscayne Blvd., Suite 1501, Miami, FL 33132. The telephone number at that office is (866)-955-1173 .
The name, citizenship, business address, current principal occupation or employment and five-year employment history of each of the directors and executive officers of Parent and Purchaser are set forth in Schedule I hereto.
Except as described in this Offer to Purchase or Schedule I to this Offer to Purchase, (i) none of Parent, Purchaser, or any of the persons listed in Schedule I or any associate or other majority-owned subsidiary of Parent or Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Science 37 and (ii) none of Parent, Purchaser, nor any of the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of Science 37 during the past 60 days.
Except as set forth in this Offer to Purchase, none of Parent, Purchaser, or, to their knowledge, any of the persons listed on Schedule I to this Offer to Purchase, has had any business relationship or transaction with Science 37 or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, during the past two years there have been no negotiations, transactions or material contacts between Parent or any of its subsidiaries (including Purchaser) or, to their knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Science 37 or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of Parent, Purchaser or, to their knowledge, the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of Parent, Purchaser or, to their knowledge, the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Available Information.   Pursuant to Rule 14d-3 under the Exchange Act, Parent and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. You may read such filings, reports, statements or other information at the SEC’s website at http://www.sec.gov. The SEC’s website address is not intended to function as a hyperlink.
10.
Source and Amount of Funds

The Offer and the Merger are not subject to any financing condition. Parent and Purchaser estimate that the total funds required to complete the Offer and the Merger will be approximately $38 million plus any related transaction fees and expenses. Purchaser will acquire these funds from Parent, which intends to provide the funds out of available cash and short-term borrowing. Because the only consideration to be paid in the Offer and the Merger is cash, the Offer involves the purchase of all outstanding Shares and there is no financing condition to the completion of the Offer, we believe that the financial condition of Purchaser and Parent is not material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer.
11.
Background of the Offer; Past Contacts, Negotiations and Transactions

Parent and its management periodically evaluate various strategies to expand Parent’s business operations and service offerings, including opportunities for potential acquisitions of other companies or assets.
Through publicly available information, Parent was aware of Science 37’s efforts to accelerate clinical research by enabling universal trial access for patients. In late 2022, Parent began to internally consider possible synergies and other benefits of potential combination of Parent’s and Science 37’s businesses.
On October 6, 2022, Michael Cole, Parent’s President and Chief Financial Officer, contacted Robert Faulkner, a member of the Science 37 Board, regarding Parent’s potential interest in acquiring Science 37 in a business combination transaction, and in late October 2022, Mr. Cole transmitted to Mr. Faulkner a non-binding, preliminary indication of interest letter from Parent to Science 37 with respect to such a potential business transaction. The parties did not move forward with negotiations at that time.
On November 9, 2023, Mr. Cole contacted Mr. Faulkner and expressed renewed interest in a potential transaction involving Science 37. On November 13, 2023, Science 37 entered into a confidentiality agreement with Parent.
On November 20, 2023, representatives of William Blair, Science 37’s financial advisor, held a discussion with representatives of Parent in which Parent reaffirmed its interest in exploring a potential transaction involving Science 37.
On November 21, 2023, Parent submitted a non-binding, preliminary indication of interest letter to acquire Science 37 at a 40% to 80% premium to Science 37’s then-closing share price. On November 21, 2023, Science 37’s closing stock price was $4.80 per share.
On November 30, 2023, Mr. Coman, Chief Executive Officer of Science 37, Mr. Zaranek, Chief Financial Officer of Science 37, and representatives of William Blair met in person with Parent’s senior management team to discuss a potential transaction.

On December 4, 2023, members of Science 37’s senior management held a management meeting with representatives of Parent and discussed information regarding Science 37’s business and Science 37’s strategic direction going forward, the technology supporting Science 37 platform and synergy potential with Parent, and responded to questions.
On December 7, 2023, a representative of William Blair spoke with Mr. Cole, who stated that Parent was in the process of completing its preliminary due diligence of Science 37 and finalizing a non-binding proposal.
On December 8, 2023, Science 37’s 1-for-20 Reverse Stock Split was effected.
On December 11, 2023, Parent engaged Hogan Lovells US LLP (“Hogan Lovells”) as its legal counsel in connection with a potential transaction with Science 37.
On December 13, 2023, representatives of each of Science 37 and Parent held a call to discuss outstanding diligence items.
On December 14, 2023, Parent provided Science 37 with a non-binding letter of intent for Parent to acquire Science 37 for $6.25 per Share in cash (the “December 14th Proposal”), which represented a premium of approximately 53% over the closing price per Share of $4.09 on December 13, 2023, the immediately prior trading day. The December 14th Proposal was subject to, among other things, completion of Parent’s due diligence and negotiation of definitive written agreements and stated that Parent would expect to enter into customary support agreements with Science 37’s major stockholders in connection with entering into a definitive merger agreement. The December 14th Proposal stated that Parent was prepared to conduct due diligence in an accelerated timeframe. The December 14th Proposal also stated that Parent required an exclusivity period within which to complete its due diligence and that Parent expected it would be in a position to announce a transaction with Science 37 at the end of the exclusivity period. The December 14th Proposal stated that Parent had engaged Hogan Lovells as its legal advisor.
On December 15, 2023, a diligence call occurred between representatives of Parent and Science 37.
On December 18, 2023, additional diligence calls occurred between Science 37’s management and representatives of Parent.
On December 19, 2023, a representative of William Blair met in person with members of Parent senior management, stated that the Science 37 Board believed the December 14th Proposal undervalued Science 37, and presented a counterproposal reflecting a price of $10.00 per Share or higher. Mr. Cole stated during the meeting that Parent would submit its “best and final” proposal and a mark-up of the merger agreement in the near term.
On December 19, 2023, Mr. Cole conveyed by telephone to a representative of William Blair that, in response to Science 37’s counterproposal, Parent would increase its proposed pricing to $7.00 per Share in cash, representing its final proposal. Later on December 19, 2023, Mr. Cole provided Science 37 a non-binding letter of intent reflecting these terms (the “December 19th Proposal”). The December 19th Proposal represented an increase of approximately 12% over the December 14th Proposal and a premium of approximately 52% over the closing price per Share of $4.60 on December 18, 2023. The December 19th Proposal was subject to, among other things, completion of Parent’s due diligence and negotiation of definitive written agreements and stated that Parent would expect to enter into customary support agreements with Science 37’s major stockholders in connection with entering into the definitive agreements. The December 19th Proposal stated that Parent was prepared to leverage its industry expertise and conduct limited customary due diligence in an accelerated time frame and would require a period of exclusivity.
On December 20, 2023, a representative of William Blair informed Parent that Science 37 was prepared to move forward with Parent’s proposal of $7.00 per Share. It was agreed that Parent would send a form of its exclusivity agreement in the near term for Science 37 to execute.
On December 21, 2023, Science 37 entered into the Exclusivity Agreement with Parent, providing exclusivity until January 8, 2024, which was subsequently amended several times solely to extend such exclusivity period. The Exclusivity Agreement expired as of January 15, 2024 and was amended on January 23, 2024 to provide for exclusivity through January 28, 2024.

From mid-December 2023 through the end of January 2024, Hogan Lovells and Thompson Hine exchanged drafts of the Merger Agreement and conducted a number of conference calls and, together with Science 37’s legal team, negotiated the terms of the Merger Agreement at the direction of their respective clients.
On January 3, 2024, Hogan Lovells delivered a draft of the form of Support Agreement to Thompson Hine. Thereafter until the entry into the Merger Agreement by Science 37, Parent and Purchaser on January 28, 2024, Hogan Lovells and Thompson Hine exchanged drafts of the Support Agreement and Science 37 disclosure schedule to the Merger Agreement and conducted a number of conference calls and, together with Science 37’s legal team, negotiated the terms of the form of Support Agreement, at the direction of their respective clients.
On January 4, 2024, Mr. Coman, members of Science 37’s and Parent’s senior managements met at Parent’s offices in Miami, Florida to further discuss transaction and diligence matters.
On January 9, 2024, Parent received a counterproposal reflecting a price of $8.00 per Share from representatives of William Blair on behalf of Science 37, which Parent determined not to accept.
On January 12, 2024, Parent incorporated Purchaser as a corporation in the State of Delaware, as a wholly owned subsidiary of Parent.
On January 14, 2024, Science 37 disclosed to Parent preliminary fourth quarter 2023 results that reflected positive revenue, profit and cash results, but gross bookings of approximately $22 million and net bookings of approximately negative $16 million.
On January 15, 2024, a representative of William Blair and Parent’s senior management engaged in discussions regarding the fourth quarter 2023 financial performance of Science 37 and outstanding diligence items. Parent conveyed to William Blair that Parent expected to provide an update the following day regarding whether it would continue negotiations with Science 37 or provide a revised proposal.
On the evening of January 16, 2024, Mr. Cole notified a representative of William Blair that Parent was withdrawing its proposal because of Parent’s concerns about Science 37’s fourth quarter 2023 net bookings and its impact on 2024 revenues and cash.
On January 17 and 18, 2024, senior management members of each of Parent and Science 37 engaged in further telephone discussions regarding whether there was any path forward to a transaction between the parties and agreed to meet in person on January 22, 2024.
On January 22, 2024, members of senior management of each of Parent and Science 37 met in Parent’s offices in Miami, Florida and discussed Parent’s perspectives on Science 37 and ways to move forward with the transaction. Science 37 also shared with Parent the draft cost reduction plan prepared by Science 37’s management. Mr. Cole explained that, while Parent remained interested in pursuing an acquisition of Science 37, Parent continued to perceive significant risks with respect to Science 37’s financial condition and negative cash flows, that any revised proposal would be intended to mitigate these risks to Parent and that Parent was unwilling to pursue a transaction on the terms previously discussed in light of these perceived risks.
Later on January 22, 2024, Parent provided to Science 37 a revised non-binding proposal for Parent to acquire Science 37 for $5.75 per Share in cash (the “January 22nd Proposal”) and stated that the January 22nd Proposal was Parent’s “best and final” proposal. The January 22nd Proposal stated that the proposal was subject to, among other things, the adoption and announcement by Science 37 of a management cost reduction plan. After receipt of the January 22nd Proposal, representatives of William Blair and senior management members of Parent engaged in further telephone discussions regarding the terms of the proposal.
On January 23, 2024, Hogan Lovells contacted Thompson Hine and provided a proposed extension to Parent’s Exclusivity Agreement, which had expired as of January 15, 2024, through January 28, 2024.
Later on January 23, 2024, Parent and Science 37 entered into such extension to Parent’s Exclusivity Agreement.

During the period from January 24, 2024 through January 28, 2024, representatives of Science 37 and its legal advisors worked with representatives of Parent and its legal advisors to finalize the Merger Agreement and Science 37’s disclosure schedules, to complete confirmatory business, financial and legal due diligence and to coordinate other matters related to the public announcement of transactions contemplated by the Merger Agreement.
On January 28, 2024, Science 37, Parent and Purchaser executed and delivered the Merger Agreement, and Parent, Purchaser and each of the Supporting Stockholders executed and delivered a Support Agreement.
On January 29, 2024, Science 37 issued a press release announcing the execution of the Merger Agreement before the opening of trading on The Nasdaq Stock Market LLC.
In connection with the Merger Agreement, Science 37 agreed that it would adopt and implement, by not later than February 9, 2024, a significant cost reduction plan. On February 8, 2024, Science 37 commenced the cost reduction program, which is intended to reduce its operating expenses and strategically realign its resources. The cost reduction program included a reduction in force affecting approximately 73 employees (representing approximately 23.2% of total employees prior to these actions).
On February 12, 2024, Purchaser commenced the Offer and filed this Schedule TO-T, and Science 37 filed its Schedule 14D-9.
12.
Purpose of the Offer; Plans for Science 37

Purpose of the Offer.   The purpose of the Offer is to enable Parent, through Purchaser, to acquire control of, and the entire equity interest in, Science 37. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected and reduce the time required for stockholders to receive the transaction consideration and to complete the acquisition of Science 37. The purpose of the Merger is to acquire all outstanding Shares not purchased in the Offer. The transaction structure includes the Merger to ensure the acquisition of all outstanding Shares.
If the Merger is completed, Parent will own 100% of the equity interests in Science 37 and will be entitled to all of the benefits resulting from that interest. These benefits include complete control of Science 37 and entitlement to any increase in its value. Similarly, Parent would also bear the risk of any losses incurred in the operation of Science 37 and any decrease in the value of Science 37.
Science 37 stockholders who tender their Shares in the Offer will cease to have any equity interest in Science 37 and to participate in any future growth in Science 37. If the Merger is completed, the current stockholders of Science 37 will no longer have an equity interest in Science 37 and instead will have only the right to receive cash consideration according to the Merger Agreement or, to the extent stockholders are entitled to and properly exercise appraisal rights under the DGCL, the amounts to which such stockholders are entitled under the DGCL. See Section 13 — “The Merger Agreement; Other Agreements.” Similarly, the current stockholders of Science 37 will not bear the risk of any decrease in the value of Science 37 after selling their Shares in the Offer or the Merger.
Plans for Science 37.   After completion of the Offer and the Merger, Science 37 will become a wholly owned subsidiary of Parent, the directors of Purchaser immediately prior to the Effective Time and the officers of Purchaser immediately prior to the Effective Time will be the directors and officers, respectively, of Science 37 pursuant to the Merger Agreement. Except as otherwise described in this Section 12, it is expected that, following the Merger, the business and operations of Science 37 will be continued substantially as they are conducted currently. Parent will continue to conduct a detailed review of Science 37 and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and will consider whether changes would be desirable in light of the circumstances that exist upon completion of the Offer and the Merger. Except as set forth in this Offer to Purchase and the Merger Agreement, and as contemplated by the Transactions, Science 37 and Purchaser have no present plans or proposals that would relate to or result in: any extraordinary corporate transaction involving Science 37 (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets); or any purchase, sale or transfer of a material amount of assets of Science 37 or any of its subsidiaries.

13.
The Merger Agreement; Other Agreements

THE MERGER AGREEMENT
The following summary description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which Purchaser has included as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Parent, Purchaser, Science 37 or their respective affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may not have been intended to be statements of fact, but rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Merger Agreement. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by Parent, Purchaser, Science 37 or Science 37’s stockholders. In reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties, covenants or descriptions were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or conditions of Parent, Purchaser, Science 37 or their respective affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed or may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures. For the foregoing reasons, the representations, warranties, covenants or descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that Parent, its affiliates and Science 37 publicly file.
The Offer
The Merger Agreement provides that the Purchaser will, as promptly as practicable after the date of the Merger Agreement (and in no event later than February 12, 2024), commence the Offer to purchase for cash any and all shares of Common Stock (other than (i) Shares held by Science 37 in treasury or held directly by Parent or Purchaser and (ii) Shares that are outstanding immediately prior to the Effective Time and that are held by a Science 37 stockholder who properly demands and perfects appraisal rights under Delaware law) at the Offer Price, and that, subject to the satisfaction of the Minimum Tender Condition and the satisfaction, or waiver (to the extent permitted by applicable Law) by the Purchaser, of the other conditions that are set forth in Annex I of the Merger Agreement and described in Section 14 — “Conditions to the Offer,” the Purchaser will accept for payment (such time, the “Acceptance Time”) and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as soon as practicable (and in any event within three Business Days) after the date that is twenty (20) business days following the commencement of the Offer (such date and time, the “Initial Expiration Date” and, as may be extended in accordance with the Merger Agreement, the “Expiration Date”).
Parent and the Purchaser expressly reserved the right to increase the Offer Price or to make any other changes to the terms and conditions of the Offer, except that without Science 37’s prior written approval the Purchaser is not permitted to: (i) decrease the Offer Price; (ii) change the form of consideration payable in the Offer; (iii) reduce the maximum number of Shares sought to be purchased in the Offer; (iv) amend, modify or waive the Minimum Tender Condition or the condition that the Merger not have been terminated in accordance with its terms; (v) amend any of the other conditions to the Offer described in Section 14 —  “Conditions of the Offer” in a manner adverse to the holders of Shares; (vi) impose conditions to the Offer that are in addition to those described in Section 14 — “Conditions of the Offer”; (vii) except as provided in the Merger Agreement, terminate, accelerate or otherwise modify or amend the Offer to accelerate the Expiration Date; or (viii) otherwise modify or amend any of the other terms of the Offer in a manner adverse in any material respect to the holders of Shares.
The Merger Agreement provides that the Purchaser will extend the expiration of the Offer for successive periods of up to ten Business Days each until May 31, 2024 (the “Outside Date”) if on any then scheduled

Expiration Date any of the conditions of the Offer (including the Minimum Tender Condition) have not been satisfied or waived by Purchaser in order to permit the satisfaction or waiver of such conditions.
The Purchaser has agreed that it will not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of Science 37, except if the Merger Agreement has been terminated pursuant to its terms. If the Merger Agreement is terminated pursuant to its terms prior to any scheduled Expiration Date, then the Purchaser is required to promptly (and in any event within 24 hours following such termination), irrevocably and unconditionally terminate the Offer and not acquire any Shares pursuant to the Offer.
Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws
The Merger Agreement provides that, following the completion of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, the Purchaser will be merged with and into Science 37 with Science 37 continuing as a wholly-owned subsidiary of Parent as a result of the Merger. The Merger will be effected pursuant to Section 251(h) of the DGCL.
The board of directors of the Surviving Corporation immediately after the Effective Time will consist of the directors of the Purchaser immediately prior to the Effective Time, each to hold office until their respective successors have been duly elected, designated or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation. The officers of Science 37 immediately prior to the Effective Time will be the officers of the Surviving Corporation immediately following the Effective Time, each to hold office until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. At the Effective Time, without any further action on the part of Science 37 or any other person, the certificate of incorporation of Science 37 will be amended and restated to read in the form set forth in Exhibit A to the Merger Agreement, and as so amended and restated will be the certificate of incorporation of the Surviving Corporation until changed or amended in accordance with applicable law and the applicable provisions of such certificate of incorporation. In addition, Science 37 will take all necessary action such that, at the Effective Time, the bylaws of Science 37 will be amended and restated to read as set forth in Exhibit B to the Merger Agreement, until changed or amended in accordance with the applicable provisions of such bylaws or applicable law.
Closing and Effective Time of the Merger
Unless another date is agreed by the parties, the closing of the Merger will take place as soon as practicable (but in all events, no later than 8:00 a.m., New York City time on the third Business Day) after the satisfaction or waiver of the conditions to closing set forth in Article 6 of the Merger Agreement (described in “— Conditions to the Closing of the Merger” on page 38 of this Offer to Purchase) (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the fulfillment or waiver of those conditions).
Concurrently with the closing of the Merger, or on a different date as the parties may agree upon, the parties will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL. The Merger will become effective upon the filing of the certificate of merger (the “Effective Time”), or at such later date and time as is agreed by the parties to the Merger Agreement and specified in the certificate of merger.
Merger Consideration
Common Stock
At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Shares irrevocably accepted for purchase in the Offer, (ii) Shares (if any) that, immediately prior to the Effective Time were held by Science 37 in treasury or held by Parent or Purchaser and (iii) Dissenting Shares (as defined below)) will be converted automatically into the right to receive the Offer Price (the “Merger Consideration”). All Shares converted into the right to receive the Merger

Consideration will automatically be cancelled at the Effective Time, and each certificate formerly representing such Common Stock or book-entry share, as applicable, will thereafter represent only the right to receive the Merger Consideration.
Earn-Out Rights
At the Effective Time, all Earn-Out Rights (as defined in the Merger Agreement) outstanding immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist as a result of the consummation of the Transactions.
Company Stock Options and Company RSUs
At the Effective Time, each Science 37 stock option outstanding under the Science 37 Holdings, Inc. 2021 Incentive Award Plan, the Science 37 Holdings, Inc. 2022 Employment Inducement Incentive Award Plan, the Science 37 Holdings, Inc. 2021 Employee Stock Purchase Plan (“ESPP”) or any individual grant agreements issued to any current or former director, officer, employee or individual independent contractor of Science 37 or its subsidiaries (collectively, “Company Equity Plans”) immediately prior to the Effective Time (each, a “Company Stock Option”) shall, whether or not then vested or exercisable, automatically be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of: (i) the aggregate number of Shares subject to such Company Stock Option and (ii) the excess, if any, of the Offer Price over the per share exercise price under such Company Stock Option, less any required withholding taxes.
At the Effective Time, each time-based or performance-based Science 37 restricted stock unit with respect to Shares under the Company Equity Plans (each, a “Company RSU”) that is outstanding immediately prior to the Effective Time shall, whether vested or unvested, automatically be cancelled and shall only entitle the holder of such Company RSU to receive an amount in cash equal to the product of (i) the Offer Price and (ii) the number of Shares underlying such Company RSU, without interest and less any required withholding taxes.
Treatment of Company Employee Stock Purchase Plan
Pursuant to the Merger Agreement, Science 37 has agreed to take all actions necessary pursuant to the terms of the ESPP or otherwise to provide that (i) no new offering period will commence under the ESPP following the date of the Merger Agreement; (ii) participants in the ESPP as of the date of the Merger Agreement may not increase their payroll deductions under the ESPP from those in effect on the date of the Merger Agreement; and (iii) no new participants may commence participation in the ESPP following the date of this Agreement. In addition, Science 37 will cause any offering period currently in progress under the ESPP to be the final offering period under the ESPP, with such final offering period to be terminated no later than five business days prior to the anticipated closing date of the Merger (the “Final Exercise Date”). Each Share purchased under the ESPP on the Final Exercise Date will be cancelled at the Effective Time and converted into the right to receive cash in an amount equal to the Offer Price, less any required tax withholding, and any accumulated payroll contributions of an ESPP participant that are not used to purchase Shares on the Final Exercise Date will be refunded to the participant as promptly as practicable following the Effective Time. Science 37 will terminate the ESPP in its entirety effective as of the Effective Time, contingent upon the Effective Time.
Dissenting Shares
Any Shares held by stockholders of Science 37 who do not tender their Shares in the Offer and who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (“Dissenting Shares”) will not be converted into the right to receive the Merger Consideration. At the Effective Time all such Dissenting Shares will no longer be outstanding and will automatically be cancelled and cease to exist, and the holders of such Dissenting Shares will cease to have any rights with respect thereto, except the rights granted to them under Section 262 of the DGCL. If any such stockholder fails to perfect or otherwise waives, withdraws or loses such stockholder’s right to appraisal under the DGCL or other applicable law, or a court of competent jurisdiction determines that such stockholder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such Dissenting Shares will cease and the Dissenting Shares will be deemed to have been cancelled and converted, as of the Effective Time, into the right to receive the Merger Consideration, without interest and subject to any withholding taxes required by applicable law, and will not thereafter be deemed Dissenting Shares.
Exchange and Payment Procedures
At or prior to the Effective Time, Parent will appoint a reputable bank or trust company (the “Paying Agent”) to deliver or cause to be delivered to each holder of Shares the Merger Consideration that such holder is entitled to receive pursuant to the Merger Agreement. At or prior to the Effective Time, Parent will deposit, or cause to be deposited, with the Paying Agent cash in immediately available funds in an amount sufficient for the Paying Agent to distribute the Merger Consideration to which the holders of Shares are entitled at the Effective Time pursuant to the Merger Agreement.
As soon as practicable (but no later than the third Business Day) after the Effective Time, the Surviving Corporation will cause the Paying Agent to mail to each person that was, immediately prior to the Effective Time, a holder of record of Shares represented by a certificate, which shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to the Merger Agreement, a letter of transmittal together with instructions for effecting the surrender of the certificates in exchange for payment of the Merger Consideration. Upon receipt of (i) in the case of Shares represented by a stock certificate, a surrendered certificate or certificates (or affidavit of loss) in respect of such shares together with the signed letter of transmittal and such other documents as may be reasonably required pursuant to such instructions, or (ii) in the Common Stock held in book-entry form (other than shares held through The Depository Trust Company) the receipt of the signed letter of transmittal (or such other evidence of transfer or surrender as the Paying Agent may reasonably request), the holder of Shares will be entitled to receive the Offer Price(without interest and after giving effect to any required tax withholdings) in exchange therefor and such certificates or book-entry shares shall be cancelled.
As promptly as practicable after the Effective Time, Parent will cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee, in respect of each book-entry share held through The Depository Trust Company, the Common Offer Price (without interest, and after giving effect to any required tax withholdings) to which holders of such book-entry shares are entitled under the Merger Agreement, and such book-entry shares of such holder shall be cancelled.
At the Effective Time, the stock transfer books of Science 37 will be closed and thereafter there will be no further registration of transfers of Science 37 shares on the records of Science 37, and holders of certificates and book-entry shares that represented ownership of Shares outstanding immediately prior to the Effective Time will no longer have rights with respect to the shares. If, after the Effective Time, certificates that represented ownership of shares are presented to the Surviving Corporation for any reason, they will be cancelled and exchanged as provided in the Merger Agreement.
If any cash deposited with the Paying Agent remains undistributed to holders of Shares six months following the Effective Time, such cash (including any interest received in respect thereto) will be delivered to the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, and any holders of Shares who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to the Surviving Corporation for delivery of the Merger Consideration (subject to abandoned property, escheat or similar laws), without interest and subject to any applicable withholding taxes. Any Merger Consideration that remains unclaimed by the holders of Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any governmental entity will, to the extent permitted by applicable law, become the property of the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, free and clear of any claim or interest of any person previously entitled thereto. Any portion of the Merger Consideration made available to the Paying Agent to pay for Shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation, upon demand.

If any stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such stock certificate to be lost, stolen or destroyed (and if required by Parent, the posting by such Person of a bond in such reasonable sum as Parent may reasonably direct, as indemnity against any claim that may be made against Parent, the Purchaser, the Surviving Corporation or the Paying Agent with respect to such stock certificate), the Paying Agent will, in exchange for such lost, stolen or destroyed stock certificate, deliver the Merger Consideration payable in respect thereof pursuant to the Merger Agreement.
Representations and Warranties
In the Merger Agreement, Science 37 has made customary representations and warranties to Parent and the Purchaser that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•
the due organization, valid existence, good standing and corporate power and authority of Science 37 and each of its subsidiaries;

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the capitalization of Science 37, including the number of Common Stock, options, RSUs and other equity interests outstanding and the ownership of the capital stock of its subsidiaries;

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the authority of Science 37 to execute and deliver the Merger Agreement, perform with each of its obligations under the Merger Agreement, complete the Offer and the Merger and the enforceability of the Merger Agreement against Science 37;

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the absence of (i) any conflict with or violation of the organizational documents of Science 37 or any of its subsidiaries, (ii) any conflict with or violation of applicable laws or (iii) any required consents or approvals under, or breach, violation, loss of benefit, change of control or default under any contract or permit of Science 37 or its subsidiaries, in each case, as a result of the execution and delivery by Science 37 of the Merger Agreement and the completion by Science 37 of the Offer and the Merger;

•
the consents, filings and approvals required by governmental entities in connection with the Offer and the Merger;

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compliance with SEC filing requirements for Science 37’s SEC filings since October 6, 2021, including the accuracy of information contained in such documents and compliance with GAAP and the rules and regulations of the SEC with respect to the consolidated financial statements contained therein;

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the adequacy of disclosure controls and procedures and internal controls over financial reporting;

•
the absence of certain undisclosed material liabilities or material obligations;

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the absence of certain changes and events since January 1, 2023;

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the absence of a Company Material Adverse Effect (as defined below) since January 1, 2023;

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the accuracy of information supplied by Science 37 that is contained in this Offer to Purchase and the Schedule 14D-9;

•
legal proceedings pending or threatened involving Science 37 and its subsidiaries;

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compliance with applicable laws and governmental orders, including the U.S. Foreign Corrupt Practices Act of 1977;

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the maintenance of and compliance with licenses, permits, certificates, certifications, approvals, clearances, consents, franchises, registrations, billing, exemptions and authorizations issued by or under the authority of any governmental entity or pursuant to any applicable law necessary for the conduct of Science 37’s business and the use of Science 37’s properties and assets, as presently conducted and used;

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Science 37’s employee benefit plans, ERISA matters and other labor and employment matters;

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environmental matters;

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Science 37’s real property and title to assets;

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tax matters;

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Science 37’s material contracts;

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intellectual property matters and IT assets;

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financial advisors’ fees related to the Offer and the Merger;

•
receipt by Science 37’s board of directors (the “Board”) of an opinion of William Blair & Company, L.L.C., as to the fairness, as of the date of the opinion, from a financial point of view, of the Offer Price and the Merger Consideration to be received by holders of Shares (other than Parent);

•
insurance matters;

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regulatory matters including compliance with Privacy Laws and Health Care Laws (each as defined in the Merger Agreement);

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related party transactions; and

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the absence of any additional representations and warranties except for the representations and warranties expressly set forth in the Merger Agreement.

All of Science 37’s representations and warranties are qualified by reference to the disclosure in Science 37’s filings with the SEC after January 1, 2023 and publicly available at least 72 hours prior to the execution and delivery of the Merger Agreement (other than disclosures contained in the “Forward Looking Statements” or “Risk Factors” sections of such SEC filings, and other disclosures contained in such SEC filings that are predictive, cautionary or forward-looking in nature) and as set forth in Science 37’s confidential disclosures delivered to Parent pursuant to the Merger Agreement.
In addition, several of Science 37’s representations and warranties are qualified by knowledge or by a materiality or “Company Material Adverse Effect” standard. For purposes of the Merger Agreement, “Company Material Adverse Effect” means any change, event, condition, occurrence, state of facts, development or effect that, individually or in the aggregate, (i) has a material adverse effect on the business, properties, assets, financial condition or results of operations of Science 37 and its subsidiaries, taken as a whole, or (ii) would prevent or materially impair or materially delay the consummation by Science 37 of the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, none of the following will constitute or be deemed to constitute a Company Material Adverse Effect, and will not otherwise be taken into account in determining whether such Company Material Adverse Effect has occurred or would reasonably be expected to occur:
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changes or proposed changes in applicable law or GAAP or changes in interpretations or enforcement of applicable law or GAAP (except to the extent the change disproportionately impacts Science 37 and its subsidiaries, taken as a whole, relative to other companies operating in the same industries);

•
changes in general economic, business, labor or regulatory conditions or in securities, credit or other financial markets in the United States or globally, including interest rates or exchange rates (except to the extent the change disproportionately impacts Science 37 and its subsidiaries, taken as a whole, relative to other companies operating in the same industries);

•
changes generally affecting the industries in which Science 37 or its subsidiaries operate in the United States or globally (including seasonal fluctuations) (except to the extent the change disproportionately impacts Science 37 and its subsidiaries, taken as a whole, relative to other companies operating in the same industries);

•
changes in global or national political conditions (including the outbreak or escalation of war (whether declared or not), military action, sabotage or acts of terrorism), changes due to natural disasters or changes in the weather or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis (except to the extent the change disproportionately impacts Science 37 relative to other companies operating in the same industries);

•
the public announcement or pendency of the Merger Agreement and the transactions contemplated thereby;

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transaction litigation;

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changes in the trading price or trading volume of Shares or any suspension of trading (provided that the underlying facts or circumstances giving rise or contributing to such changes may be taken into account in determining whether a Company Material Adverse Effect has occurred);

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any failure by Science 37 or any of its subsidiaries to meet any revenue, earnings or other financial projections or forecasts (provided that the underlying facts or circumstances giving rise or contributing to such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred);

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any operating losses incurred by Science 37 an its subsidiaries in the ordinary course of business, and any related reduction in the Company’s cash;

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any cancellations, terminations or change orders to any contracts (in accordance with and as permitted by such contracts) with customers of Science 37 or any subsidiary of Science 37, after the date of the Merger Agreement, due to concerns by the applicable customer regarding the efficacy or commercial viability of the subject product, changes in clinical trial protocols, supporting procedures and trial models, insufficient customer financing or customer decisions to change product development portfolios, regulatory changes, supply shortages, implementation of cost reduction efforts by Science 37, undesired clinical results, insufficient patient enrollment or investigator recruitment and patient safety concerns, and in each such case, any related reduction in Science 37’s cash; or

•
the effect on Science 37’s cash of the payment by Science 37 of the costs and expenses incurred in connection with the Merger Agreement and the Transactions.

Parent and Purchaser’s representations and warranties under the Merger Agreement, relate to, among other things:
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organization, good standing and power;

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authority; execution, delivery and enforceability of the Merger Agreement;

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no conflicts and consents;

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litigation;

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information supplied by Parent or Purchaser to be included in the Offer documents and the Schedule 14D-9;

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ownership of securities of Science 37;

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availability of funds;

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broker’s or similar fees;

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non-reliance on Science 37’s representations and warranties other than those expressly set forth in the Merger Agreement; and

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the absence of any additional representations and warranties except for the representations and warranties expressly set forth in the Merger Agreement.

The representations and warranties of each of Parent, Purchaser and Science 37 will not survive consummation of the Merger.
Conduct of Business Pending the Merger
Certain covenants in the Merger Agreement restrict the conduct of Science 37’s business between the date of the Merger Agreement and the Effective Time. Except (i) as expressly required under the Merger Agreement, (ii) as set forth in Science 37’s confidential disclosures to Parent or (iii) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), from the date of the Merger Agreement until the earlier of the Effective Time and termination of the Merger Agreement, Science 37 will and will cause each of its subsidiaries to conduct its operations only in the ordinary course of business in a manner consistent with past practice, and use its commercially reasonable efforts to keep available the services of the current officers, employees and consultants of Science 37 and each of its subsidiaries and to preserve the goodwill and current relationships of Science 37 and each of its subsidiaries with customers, suppliers and other persons with which Science 37 or any of its subsidiaries has business relations and maintain and preserve intact its current material operations and material assets. Except (i) as expressly required or permitted under the Merger Agreement, (i) as set forth in Science 37’s confidential disclosures to Parent or (ii) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), from the date of the Merger Agreement until the earlier of the Effective Time or termination of the Merger Agreement, Science 37 will not, and will not permit its subsidiaries to, between the date of the Merger Agreement and the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, directly or indirectly, take any of the following actions without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed):
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amend its certificate of incorporation or bylaws or equivalent organizational or governing documents (including by merger, consolidation or otherwise);

•
issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other equity interests in, Science 37 or any of its subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities of Science 37 or any of its subsidiaries, other than the issuance of Shares upon the exercise of Company Stock Options and settlement of Company RSUs outstanding as of the date of the Merger Agreement in accordance with their existing terms;

•
sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any property or assets of Science 37 or any of its subsidiaries (other than intellectual property), except (i) sales of inventory and licensing of technology in the ordinary course of business, (ii) pursuant to the express terms of any Company Material Contract in effect as of the Merger Agreement, or (iii) the sale or disposition of property or assets with a fair market value not in excess of $100,000 individually or $200,000 in the aggregate

•
sell, assign, pledge, transfer, license, abandon, or otherwise dispose of any intellectual property of Science 37 or any of its subsidiaries, except (i) the abandonment, in the ordinary course of business, of intellectual property owned by Science 37 that in Science 37’s reasonable business judgment is no longer used or useful in the business of Science 37 and its subsidiaries and is no longer commercially practicable to maintain, and (ii) the non-exclusive licensing or sublicensing of Science 37’s intellectual property to affiliates, customers, distributors, and customers in the ordinary course of business

•
declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other equity interests, except for dividends paid by a wholly-owned subsidiary of Science 37 to Science 37 or another wholly-owned subsidiary of Science 37;

•
reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity interests, except (i) with respect to any wholly-owned subsidiary of Science 37, or (ii) the acceptance of Shares as payment for withholding taxes incurred in connection with the settlement of Company Stock Options and Company RSUs in accordance with past practice and the terms of the applicable Company Equity Plan and applicable award agreement(s);

•
merge or consolidate Science 37 or any of its subsidiaries with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Science 37 or any of its subsidiaries, except with respect to any wholly-owned subsidiary of Science 37;

•
acquire (including by merger, consolidation, or acquisition of stock or assets) any person (or any business line or division thereof) or assets, other than acquisitions of inventory, materials and other property in the ordinary course of business;

•
incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any person (other than a wholly-owned subsidiary of Science 37) for borrowed money;

•
make any loans, advances or capital contributions to, or investments in, any other person (other than any wholly-owned subsidiary of Science 37 and other than advances of patient stipends in the ordinary course of business) in excess of $50,000 in the aggregate;

•
terminate, cancel or renew, or agree to any material amendment to or waiver under any Company Material Contract, or enter into or amend any contract that, if existing on the date of the Merger Agreement, would be a Company Material Contract, in each case other than in the ordinary course of business;

•
make any capital expenditure in excess of Science 37’s capital expenditure budget (which includes, without limitation, expenditures for capitalized software) as disclosed to Parent prior to the date of the Merger Agreement, other than capital expenditures that are not, in the aggregate, in excess of $200,000;

•
(i) increase the compensation or benefits payable or to become payable to any service provider of Science 37, except as set forth in Science 37’s confidential disclosures to Parent and Purchaser; (ii) amend any Company Benefit Plan, or establish, adopt, enter into any new arrangement that if in effect on the date of the Merger Agreement would be a Company Benefit Plan (in each case, for the avoidance of doubt, including, any employment, severance, change in control, retention, bonus (whether annual, transactional or otherwise), guarantee or similar agreement or arrangement), other than immaterial amendments to or new immaterial health and welfare plans adopted in the ordinary course of business, (iii) hire or, except as otherwise included in Science 37’s confidential disclosures to Parent and Purchaser, terminate any employee of Science 37 or any of its subsidiaries whose annual base salary exceeds, or would exceed, $100,000 per annum; (iv) amend: (A) any employment, consulting or severance agreement with any officer or director of Science 37 or any of its subsidiaries, or (B) any employment, consulting or severance agreement with any employee of Science 37 or its subsidiaries whose annual base salary exceeds, or would exceed, $100,000 per annum; (v) except as set forth in Science 37’s confidential disclosures to Parent and Purchaser, pay, grant, declare, establish or accrue any cash or other bonus payment or amount to any employee (whether with respect to past, current or future performance or service period, (vi) waive or modify any restrictive covenant applicable to an employee of or in favor of Science 37 or any of its subsidiaries, or (vii) take any actions prohibited in Science 37’s confidential disclosures to Parent and Purchaser;

•
make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a governmental entity;

•
compromise, settle or agree to settle any proceeding other than compromises, settlements or agreements of proceedings (excluding transaction litigation) in the ordinary course of business that involve only the payment of monetary damages not in excess of $100,000 individually or $250,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, Science 37 or any of its subsidiaries;

•
except in the ordinary course of business or as required by law, (i) make, change or revoke any material tax election, (ii) change any of its methods of reporting income or deductions for tax purposes (or file a request to make any such change), (iii) file any material amended tax return with respect to any tax, or (iv) enter into any tax allocation, sharing, indemnity or closing agreement with respect to a material amount of taxes;

•
enter into any new line of business or materially alter any existing line of business, other than in the ordinary course of business; or

•
voluntarily cancel, terminate or fail to renew (in a form and amount consistent with past practice) any material insurance policies covering Science 37 or any of its subsidiaries or any of their respective businesses, assets or properties.

In connection with the Merger Agreement, Science 37 agreed that it would adopt and implement by not later than February 9, 2024, a significant cost reduction plan.
No Solicitation of Other Offers; Change of Board Recommendation
From the date of the Merger Agreement until the Effective Time, Science 37 will, and will cause its subsidiaries and representatives to, immediately cease and cause to be terminated any discussions or negotiations with any third parties conducted prior to the date of the Merger Agreement with respect to an Acquisition Proposal and deliver a written notice to any such third party to the effect that Science 37 is terminating all discussions and negotiations with such third party with respect to any Acquisition Proposal, and requesting that such third party promptly return or destroy all confidential information concerning Science 37 and its subsidiaries. Except as expressly permitted by the Merger Agreement, from and after the date of the Merger Agreement, until the Effective Time, or, if earlier, the valid termination of the Merger Agreement in accordance with its terms, Science 37 has agreed not to, and to cause its subsidiaries and its and their subsidiaries’ respective representatives not to, on behalf of Science 37:
•
initiate, solicit, facilitate or knowingly encourage any Acquisition Proposal or the making or submission thereof;

•
engage in, continue or otherwise participate in any discussions or negotiations with a third party regarding any Acquisition Proposal (other than to inform any third party of the existence of the provisions contained in the Merger Agreement); or

•
furnish or provide any non-public information in connection with any Acquisition Proposal.

Except as expressly permitted by the Merger Agreement and described below, neither the Board nor any committee thereof will:
•
adopt, approve, recommend or publicly propose to adopt, approve or recommend any Acquisition Proposal;

•
withdraw, change, qualify, withhold or modify, or publicly propose to do any of the foregoing, in a manner adverse to Parent or the Purchaser, the Board’s recommendation with respect to the Offer and the Merger (the “Board Recommendation”);

•
fail to include the Board Recommendation in the Schedule 14D-9;

•
in the event a tender offer that constitutes an Acquisition Proposal subject to Regulation 14D under the Exchange Act is commenced, fail to recommend against such Acquisition Proposal in any solicitation or recommendation statement made on Schedule 14D-9 within ten Business Days of such commencement;

•
approve, authorize or cause or permit Science 37 or any of its subsidiaries to enter into any merger agreement, acquisition agreement, letter of intent, memorandum of understanding or other similar agreement (other than an acceptable confidentiality agreement) relating to any Acquisition Proposal; or

•
resolve or agree to do any of the foregoing.

The foregoing bullets are each referred to as a “Change of Board Recommendation.”
If at any time following the date of the Merger Agreement and prior to the Acceptance Time (i) Science 37 has received a bona fide written Acquisition Proposal from a third party, (ii) Science 37 has not breached the no solicitation provisions of the Merger Agreement and (iii) the Board (or a duly authorized committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel, based on information then available) that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal and determines, after consultation with its outside legal counsel, that the failure to undertake such actions would be inconsistent with its fiduciary duties under applicable law, then Science 37 may (a) furnish information with respect to Science 37 and its subsidiaries to the third party making such Acquisition Proposal, its representatives and potential sources of financing pursuant to (but only pursuant to) one or more acceptable confidentiality agreements (provided that any such non-public information concerning Science 37 or its subsidiaries provided or made available to any third party will be provided or made available to Parent or the Purchaser (to the extent it has not been provided or made available already), as promptly as reasonably practicable (and in no event later than 24 hours) after it is provided or made available to such third party), and (b) participate in discussions or negotiations with such third party regarding such Acquisition Proposal.
Science 37 agreed to promptly (and in any event within 24 hours) notify Parent in writing of the receipt of any Acquisition Proposal, which notice will identify the third party making such Acquisition Proposal and include a copy of such Acquisition Proposal (or, where such Acquisition Proposal was not submitted in writing, a reasonably detailed written description of such Acquisition Proposal, including its material terms and conditions). Without limiting the foregoing, Science 37 will keep Parent promptly informed (and in any event within 24 hours) in all material respects of the status of, and any material communications relating to, such Acquisition Proposal (including any change in the price or other material terms thereof). Science 37 will not terminate, amend, modify, waive or fail to enforce any provision of any “standstill” or similar obligation of any person unless the Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law; provided, that Science 37 promptly (and in any event within one business day) advises Parent that it is taking such action and the identity of the persons with respect to which it is taking such action.
If Science 37 has not breached the no solicitation provisions of the Merger Agreement and receives a bona fide written Acquisition Proposal that the Board (or any duly authorized committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal, the Board (or a duly authorized committee thereof) may, at any time prior to the Acceptance Time, effect a Change of Board Recommendation with respect to such Superior Proposal. Science 37 however, is not entitled to effect a Change of Board Recommendation unless:
•
the Board determined in good faith, after consultation with its outside legal counsel, that the failure to make such a Change of Board Recommendation in response to the receipt of such Superior Proposal would breach, or would be inconsistent with its fiduciary duties under applicable law;

•
Science 37 provided to Parent at least three business days’ prior written notice of its intention to take such actions, which notice specifies the basis for such Change of Board Recommendation, the identity of the third party making such Superior Proposal, and the material terms and conditions of such Superior Proposal, and includes a copy of the applicable acquisition agreement in respect of such Superior Proposal;

•
during the three business day notice period described above, if requested by Parent, Science 37 will have, and will have caused its representatives to have, engaged in good faith negotiations with Parent and its representatives regarding any amendments or modifications to the Merger Agreement proposed by Parent and intended to cause the relevant Acquisition Proposal to no longer constitute a Superior Proposal; and

•
at the end of such three business day notice period described above, the Board will have considered in good faith any proposed amendments or modifications to the Merger Agreement (including a change to the price terms thereof) and other agreements contemplated thereby that were offered by Parent no later than 11:59 a.m., New York City time, on the last day of such three business day notice period, and will have determined in good faith, after consultation with its financial advisors and outside legal counsel, that the Superior Proposal would continue to constitute a Superior Proposal if such amendments or modifications proposed by Parent were to be given effect and that failure to make a Change of Board Recommendation with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable law.

In the event of any change to the price terms or any other material revisions or amendments to the terms of such Superior Proposal, Science 37 is required to deliver a new written notice to Parent and to again comply with the requirements of the no solicitation provisions of the Merger Agreement with respect to such new written notice, and in the case of such a new written notice, the notice period will be two business days.
The Board (or a duly authorized committee thereof) may, at any time prior to the Acceptance Time, effect a Change of Board Recommendation if the Board (or a duly authorized committee thereof) determines in good faith that an Intervening Event has occurred and is continuing, subject to the requirements of the no solicitation provisions of the Merger Agreement. Science 37, however, will not be entitled to effect a Change of Board Recommendation pursuant to the no solicitation provisions of the Merger Agreement unless:
•
the Board determines in good faith, after consultation with outside legal counsel, that the failure to effect a Change of Board Recommendation in response to such Intervening Event would be inconsistent with its fiduciary duties under applicable law;

•
Science 37 provided to Parent at least five business days’ prior written notice of its intention to take such actions which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking such action in response to, the Intervening Event;

•
during the five business day notice period described above, if requested by Parent, Science 37 will have, and will have caused its representatives to have, engaged in good faith negotiations with Parent and its representatives regarding any amendments or modifications to the Merger Agreement that would eliminate the need for the Board to make such Change of Board Recommendation, if Parent, in its sole discretion, proposes to make such amendments, modifications or other proposals; and

•
at the end of such five business day notice period described above, the Board will have considered in good faith any proposed amendments or modifications to the Merger Agreement (including a change to the price terms thereof) and the other agreements contemplated by the Merger Agreement that were irrevocably offered in writing by Parent no later than 11:59 a.m., New York City time, on the last day of such five business day notice period, and will have determined in good faith (after consultation with its outside legal counsel), that the failure to effect a Change of Board Recommendation in response to such Intervening Event would be inconsistent with its fiduciary duties under applicable law.

The Board may (i) disclose to Science 37’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) make any disclosure to the stockholders of Science 37 if the Board determines in good faith, after consultation with outside legal counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties or breach applicable law. The issuance by Science 37 or the Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, will not constitute a Change of Board Recommendation.
As used herein:
•
“Acquisition Proposal” means any inquiry, bid, offer or proposal from a third party or group concerning, in a single transaction or a series of related transactions, (i) a merger, consolidation, amalgamation, share exchange, recapitalization, liquidation, dissolution, business combination transaction or similar transaction involving Science 37, (ii) a sale or other disposition by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of Science 37 (including equity interests of any subsidiary of Science 37) or its subsidiaries representing 15% or more of the consolidated assets, revenue or net income of Science 37 and its subsidiaries, based on the fair market value thereof as determined in good faith by the Board (or a duly authorized committee thereof), (iii) an issuance or acquisition (including by way of merger, consolidation, business combination, tender offer or share exchange) of equity interests representing 15% or more of the voting power of Science 37, or (iv) any combination of the foregoing (in each case, other than the Offer and the Merger).

•
“Intervening Event” means an event, occurrence, fact, development or change, or combination thereof, occurring or arising after the date of this Agreement that was not known to or reasonably foreseeable by the Board as of the date of the Merger Agreement and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by Science 37 (or to be refrained from being taken by the Science 37) pursuant to, the Merger Agreement, other than (a) the receipt, existence or terms of an Acquisition Proposal or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “Acquisition Proposal” (which, for the purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof), (b) any change in the market price, or change in the trading volume, of the Shares, in and of itself (it being understood that the underlying causes of any such change may, if they are not otherwise excluded from this definition of “Intervening Event,” constitute, or be taken into account in determining whether there has occurred, an Intervening Event), (c) the fact that Science 37 meets or exceeds, or fails to meet, any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that the underlying causes of any such change may, if they are not otherwise excluded from this definition of

“Intervening Event,” constitute, or be taken into account in determining whether there has occurred, an Intervening Event), (d) changes generally affecting the economy, financial or securities markets, or political conditions, (e) any changes in applicable law or GAAP or other applicable accounting standards, including interpretations thereof, (f) acts of war, sabotage, or terrorism, or military actions, or the escalation thereof, or (g) natural disasters, or weather conditions, epidemics, pandemics, or disease outbreaks, public health emergencies, or other force majeure events.
•
“Superior Proposal” means any bona fide written Acquisition Proposal (except the references therein to “15% or more” shall be replaced by “more than 50%”) that is not solicited or received in violation, or resulting from any breach of the no solicitation provision of the Merger Agreement and that the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and, if consummated, would be more favorable from a financial point of view to Science 37’s stockholders (solely in their capacity as such) than the Offer and the Merger after taking into account (i) all financial considerations, (ii) the identity of the third party making such proposal, (iii) the conditionality (including any financing condition or the reliability of any debt or equity funding commitments), timing and likelihood of consummation of such proposal, (iv) the other terms and conditions of such proposal and the implications thereof on Science 37, including relevant legal, regulatory, and other aspects of such proposal deemed relevant by the Board (including any conditions relating to financing, stockholder approval, regulatory approvals, or other events or circumstances beyond the control of the party invoking the condition), and (v) any amendments or modifications proposed by Parent following Science 37’s receipt of such Acquisition Proposal.

Consents, Approvals and Filings
Science 37, Parent and the Purchaser have each agreed, subject to the terms of the Merger Agreement, to use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate and make effective the Offer, the Merger and the other Transactions contemplated by the Merger Agreement as promptly as practicable, including using reasonable best efforts to:
•
obtain all consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including under any contract to which Science 37, Parent or any of their respective subsidiaries is party or by which such person or any of their respective properties or assets may be bound (provided, that Science 37 shall not pay or agree to pay any material consent fees or other material payments requested by any such third parties without the written consent of Parent, not to be unreasonably withheld, conditioned or delayed);

•
obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities (including, without limitation, those in connection with applicable competition laws), make all necessary registrations, declarations and filings with and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any proceeding by, any governmental entity (including those in connection with applicable competition laws);

•
resist, contest or defend any proceeding (including judicial or administrative proceedings) challenging the Offer, the Merger or the completion of the Transactions, including seeking to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the Offer, the Merger and the Transactions; and

•
execute and deliver any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Merger Agreement.

Subject to applicable law relating to the exchange of information, Science 37 and Parent will have the right to review, and to the extent practicable each will consult with the other in connection with, all of the information relating to Science 37 or Parent, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or governmental entity in connection with the Offer or the Merger. In exercising the foregoing rights, each of Science 37 and Parent must act reasonably and as promptly as practicable. Subject to applicable law and the instructions of any governmental entity, Science 37 and Parent will keep each other reasonably apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other written substantive communications received by Science 37, Parent or any of their respective subsidiaries, as the case may be, from any governmental entity or third party with respect to such transactions, and, to the extent practicable under the circumstances, must provide the other party and its counsel with the opportunity to participate in any meeting with any governmental entity in respect of any substantive filing, investigation or other inquiry in connection with the Transactions. Additionally, Science 37 and Parent agreed to, and to cause their respective affiliates to, make or cause to be made all filings required under applicable competition laws with respect to the Transactions as promptly as practicable.
None of Parent or any of its subsidiaries or affiliates or Science 37 or any of its subsidiaries is required, in connection with the receipt of any necessary approvals or clearances of a governmental entity, to sell, hold separate or otherwise dispose of any of their respective assets or business, conduct their business in a specified manner, agree to any of the foregoing, or enter into or agree to enter into a voting trust agreement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement with respect to, any assets of Parent or Science 37 or their respective subsidiaries, except as otherwise approved by Parent in its sole discretion.
The Merger Agreement does not give Parent or the Purchaser, directly or indirectly, the right to control or direct the operations of Science 37 prior to the consummation of the Offer and the Merger.
Continuing Employees
The Merger Agreement provides that, from the Effective Time until six months following Closing, Parent will provide or cause its subsidiaries (including the Surviving Corporation) to provide each employee of Science 37 and its subsidiaries immediately prior to the Effective Time (other than officers) who remain employed by Parent or its subsidiaries (including the Surviving Corporation) following the Effective Time (each a “Continuing Employee”) will receive (i) base compensation that is not less favorable than the base compensation provided to such Continuing Employee immediately prior to the Effective Time, and (ii) retirement and health and welfare benefits that are substantially comparable, in the aggregate, to those provided to such Continuing Employee by Science 37 or its subsidiary, as applicable, immediately prior to the Effective Time, or, at Parent’s election, if greater, the employee benefits provided to similarly situated new hires of Parent or its affiliates.
The Merger Agreement also provides that with respect to the benefit plans maintained by Parent or any of its subsidiaries, including the Surviving Corporation, for all purposes, including determining eligibility to participate, level of benefits, vesting and benefit accruals, each Continuing Employee’s service with Science 37 or any of its subsidiaries will be treated as service with Parent or any of its subsidiaries, including the Surviving Corporation where length of service is relevant, in any case, to the same extent as such Continuing Employee was entitled prior to the Effective Time under any similar Science 37 benefit plan, provided that such prior service credit shall not be recognized or credited (i) to the extent that it results in a duplication of coverage or benefits or (ii) with respect to a newly established plan for which prior service is not taken into account. The Merger Agreement also provides that Parent will, or will cause its subsidiaries (including the Surviving Corporation) to, take reasonable best efforts to (x) waive or cause to be waived any pre-existing condition limitations, exclusions, evidence of insurability, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Science 37 benefit plan immediately prior to the Effective Time, and (y) recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Continuing Employee (and his or her eligible dependents) will be eligible to participate from and after the Effective Time.
Director and Officer Indemnification and Insurance
Under the Merger Agreement, beginning at the Effective Time, Parent will cause the Surviving Corporation to indemnify, defend and hold harmless, and will advance expenses as incurred (provided that the indemnitee to whom expenses are advanced provides an undertaking to repay such amounts if it is ultimately determined by a court of competent jurisdiction that such indemnitee is not entitled to indemnification for such matter), to the extent provided in (i) Science 37’s charter, Science 37’s bylaws or similar organizational documents of any of its subsidiaries in effect as of the date of the Merger Agreement and (ii) any indemnification contract of Science 37 or any of its subsidiaries in effect as of the date of the Merger Agreement, each present and former director and officer of Science 37 and its subsidiaries and each of their respective employees who serves as a fiduciary of a Science 37 benefit plan (in each case, when acting in such capacity) (each an “Indemnitee” and collectively, the “Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any proceeding or investigation, whether civil or criminal, administrative or investigative, arising out of or pertaining to any action or omission by such Indemnitee relating to their position with Science 37 or its subsidiaries, occurring at or prior to the Effective Time, including in connection with the Merger Agreement or the Transactions.
Under the Merger Agreement, Parent agreed that all rights to exculpation, indemnification or advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring prior to the Effective Time (including in connection with the Merger Agreement or the Transactions) existing as of the Effective Time in favor of an Indemnitee as provided in (i) Science 37’s charter, Science 37’s bylaws or similar organizational documents any of its subsidiaries in effect as of the date of the Merger Agreement and (ii) any indemnification contract of Science 37 or its subsidiaries in effect as of the date of the Merger Agreement, will survive the Merger and continue in full force and effect in accordance with their terms. For a period of no less than six years from the Effective Time, Parent will cause the Surviving Corporation to, and Surviving Corporation will, maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of an Indemnitee as provided in (i) Science 37’s charter, Science 37’s bylaws or similar organizational documents in effect as the date of the Merger Agreement and (ii) any indemnification contract of Science 37 or its subsidiaries in effect as of the date of the Merger Agreement with any Indemnitee, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were Indemnitees; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any proceeding pending or asserted or any claim made within such period will continue until the final disposition of such proceeding or claim.
Concurrently with the execution of the Merger Agreement, Science 37 obtained a binder for a prepaid “tail” policy for Science 37’s existing directors’ and officers’ liability insurance and fiduciary insurance for events occurring prior to the Effective Time, to be paid for and to become effective at the Effective Time and to provide coverage for an aggregate period of six years. Parent is required to cause such insurance to be maintained in full force and effect for its full term and to cause the Surviving Corporation to honor all obligations thereunder.
In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, Parent will, and will cause the Surviving Corporation to, cause proper provisions to be made so that the successor or assign will expressly assume the indemnification obligations set forth in the Merger Agreement.
Regulatory Matters
Science 37 and Parent will cooperate in good faith to develop the strategy and process by which the parties will communicate with all governmental entities regarding any plans or strategies to ensure compliance with applicable Health Care Laws (collectively, the “Regulatory Matters”). To the extent permitted by applicable law, Science 37 will (a) give Parent prompt notice upon obtaining knowledge of any written request, inquiry or communication from or by the U.S. Food and Drug Administration (“FDA”) in connection with any such Regulatory Matters, (b) keep Parent reasonably informed in a timely manner as to the status of any such request, inquiry or communication, and (c) permit Parent to review any material communication delivered to, and consult with Parent in advance of any meeting or conference with, the FDA relating to such Regulatory Matters. Science 37 will also consult and cooperate with Parent and consider in good faith the reasonable views of Parent, in connection with, and provide to Parent in advance, any responses, materials, analyses, presentations, memoranda, or proposals to be made or submitted to the FDA in connection with the Regulatory Matters.
Section 14d-10 Matters
Parent and Science 37 acknowledged that certain compensatory payments or benefits have been granted or will be granted according to employment compensation, severance and other employee benefit plans of Science 37, including the Company Benefit Plans (collectively, the “Arrangements”), to certain holders of Shares and Company equity awards. Science 37’s Compensation Committee has approved each of the Arrangements as an “employee compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such Arrangements.
Litigation Relating to the Merger
The Merger Agreement requires Science 37 to notify Parent promptly of the commencement of, and promptly advise Parent of any material developments with respect to any stockholder litigation brought or threatened in writing against Science 37 or its directors or officers relating to the Transactions (“Transaction Litigation”), including, without limitation, any action to perfect or enforce rights of holders of Dissenting Shares pursuant to Section 262 of the DGCL, and will keep Parent reasonably and promptly informed with respect to the status thereof. Science 37 will be entitled to direct and control the defense of any such stockholder litigation, provided Science 37 gives Parent the right to consult and participate in the defense, negotiation or settlement of any Transaction Litigation and Science 37 will give reasonable and good faith consideration to Parent’s advice with respect to such Transaction Litigation. No settlement may be agreed to by Science 37 or any of its representatives without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed.
Stock Exchange Delisting and Deregistration
The Common Stock is registered as a class of equity securities under the Exchange Act and are quoted on NASDAQ under the symbol “SNCE.” As a result of the Merger, Science 37 will become a wholly-owned subsidiary of Parent, with no public market for the Common Stock. The Surviving Corporation will cause Science 37’s securities to be delisted from NASDAQ and de-registered under the Exchange Act as promptly as practicable following the Effective Time, and prior to the Effective Time, Science 37 will reasonably cooperate with Parent with respect thereto.
Conditions of the Offer
See “Section 14 — Conditions of the Offer.”
Conditions to the Closing of the Merger
The respective obligations of each of Parent, the Purchaser and Science 37 to consummate the Merger are subject to the satisfaction (or waiver, if permissible under law) at or prior to the Effective Time, of each of the following conditions:
•
the Purchaser (or Parent on Purchaser’s behalf) must have consummated the Offer; and

•
the consummation of the Merger must not be restrained, enjoined or prohibited by any order (whether temporary, preliminary or permanent) of any governmental entity and there must not be in effect any law enacted or promulgated by any governmental entity that prevents or makes illegal the consummation of the Merger.

For a description of the Offer Conditions, see Section 14 — “Conditions of the Offer.”
Termination of the Merger Agreement
In general, the Merger Agreement may be terminated at any time prior to the Effective Time in the following ways:

•
By mutual written consent of Parent and Science 37 at any time prior to the Acceptance Time.

•
By either Parent or Science 37:

•
If the Offer (as it may have been extended pursuant to the terms of the Merger Agreement) expires as a result of the non-satisfaction of any condition to or requirement of the Offer set forth in Annex I to the Merger Agreement in a circumstance where the Purchaser has no further obligation to extend the Offer pursuant to the Merger Agreement; except that the right to terminate the Merger Agreement in this way will not be available to any party whose breach of the Merger Agreement has been the primary cause of or primarily resulted in the non-satisfaction of any condition to or requirement of the Offer set forth in Annex I to the Merger Agreement;

•
If any governmental entity has issued an order that permanently restrains, enjoins or otherwise prohibits (i) prior to the Acceptance Time, the acceptance for payment of, or payment for, Shares pursuant to the Offer or (ii) prior to the Effective Time, the consummation of the Merger, and such order has become final and non-appealable, or any law enacted or promulgated by any governmental entity of competent jurisdiction is in effect that prevents or makes illegal the consummation of the Offer or the Merger, provided that the right to terminate the Merger Agreement in this way will not be available to a party if the issuance of, or failure to resolve or have vacated or lifted, such order was primarily due to a breach by such party of any of its covenants or agreements under the Merger Agreement; or

•
If the Acceptance Time has not occurred on or before the Outside Date; provided, that, neither Science 37 nor Parent may terminate the Merger Agreement if it is in material breach of the Merger Agreement and such breach has primarily caused or resulted in the failure of the Acceptance Time to have occurred prior to the Outside Date.

•
By Science 37:

•
At any time prior to the Acceptance Time if: (i) there has been a breach by Parent or the Purchaser of any of its representations, warranties, covenants or agreements contained in the Merger Agreement that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined in the Merger Agreement), (ii) Science 37 has delivered to Parent written notice of such breach and (iii) such breach is not capable of cure prior to the Outside Date or at least 30 days have elapsed since the date of delivery of such written notice to Parent and such breach has not been cured; provided, however, that Science 37 may not terminate the Merger Agreement in this way if Science 37 is then in material breach of its representations, warranties, covenants or agreements contained in the Merger Agreement; or

•
In order for Science 37 to enter into an acquisition agreement with respect to a Superior Proposal in accordance with the terms of the Merger Agreement.

•
By Parent, at any time prior to the Acceptance Time:

•
If the Science 37 board has made a Change of Board Recommendation;

•
If Science 37 has breached its no solicitation obligations under the Merger Agreement in any material respect; or

•
If (i) there has been a breach by Science 37 of its representations, warranties, covenants or agreements contained in the Merger Agreement, in each case such that any condition to the Offer relating to (a) the truthfulness and correctness of Science 37’s representations and warranties in the Merger Agreement or (b) Science 37’s performance of and compliance with, in all material respects, the covenants and agreements required to be performed or complied with by Science 37 under the Merger Agreement is not reasonably capable of being satisfied while such breach is continuing, (ii) Parent has delivered to Science 37 written notice of such breach and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions described in clause (i) above prior to the Outside Date or at least 30 days has elapsed since the date of delivery of such written notice to Science 37 and such breach has not been cured; provided, however, that Parent will not be permitted to terminate the Merger Agreement in this way if Parent or the Purchaser is then in material breach of its representations, warranties, covenants or agreements contained in the Merger Agreement.

In the event that the Merger Agreement is terminated by either Science 37 or Parent pursuant to the termination rights described above, written notice of the termination must be given to the other party or parties, specifying the provisions of the Merger Agreement under which such termination is made and the basis therefor described in reasonable detail, and the Merger Agreement will become void and have no further force effect. However, nothing will relieve any party from liabilities or damages incurred or suffered as a result of fraud in the making of the applicable representations and warranties set forth in the Merger Agreement or a willful and material breach of any representations, warranties, covenants or other agreements set forth in the Merger Agreement prior to such termination.
Termination Fee
Under the Merger Agreement, Science 37 will be required to pay Parent a termination fee of $1,400,000 under any of the following circumstances:
•
If the Merger Agreement is terminated by Parent due to the Science 37 Board making a Change of Board Recommendation;

•
If the Merger Agreement is terminated by Parent for a breach by Science 37 of its no solicitation obligations under the Merger Agreement in any material respect;

•
If the Merger Agreement is terminated by Science 37 in order to enter into an acquisition agreement with respect to a Superior Proposal in accordance with the terms of the Merger Agreement; or

•
If (i) the Merger Agreement is terminated by Science 37 or Parent because (A) the Offer expires as a result of the non-satisfaction of any condition to or requirement of the Offer set forth in Annex I to the Merger Agreement in a circumstance where the Purchaser has no further obligation to extend the Offer, or (B) the Acceptance Time does not occur prior to the Outside Date or (ii) an Acquisition Proposal (with references to 15% in the definition replaced with references to 50.1%) has been publicly announced or made to Science 37 after the date of the Merger Agreement and not withdrawn prior to such termination; and (iii) Science 37 consummates an Acquisition Proposal within 12 months after such termination or enters into an agreement for an Acquisition Proposal within twelve months after such termination that is later consummated.

Fees and Expenses
Except as otherwise provided in the Merger Agreement, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be borne solely and entirely by the party incurring such fees or expenses.
No Third-Party Beneficiaries
The Merger Agreement provides that it will be binding upon and inure solely to the benefit of Science 37, Parent and the Purchaser and their respective successors and permitted assigns. The Merger Agreement is not intended to and will not confer any rights, benefits or remedies upon any person other than Science 37, Parent and the Purchaser and their respective successors and permitted assigns and with respect to the requirement that Parent provide specified director and officer indemnification and maintain certain directors’ and officers’ fiduciary duty insurance (as described in “Directors’ and Officers’ Indemnification and Insurance” on page 36 of this Offer to Purchase), and, if the Effective Time occurs, the rights of holders of Shares to receive the Merger Consideration and the rights of the holders of Company equity awards to receive consideration pursuant to the Merger Agreement.
Amendment; Waiver
At any time prior to the Effective Time, the Merger Agreement may be amended or supplemented by a written instrument signed by each of the parties to the Merger Agreement. At any time prior to the Effective Time, Parent and the Purchaser, on the one hand, and Science 37, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any breach of the representations and warranties of the other contained in the Merger Agreement or in any document delivered pursuant thereto or (iii) waive compliance by the other with any of the agreements or covenants contained in the Merger Agreement. Such extensions and waivers must be made in writing and signed by the parties to be bound.
Specific Performance
The Merger Agreement provides that, if the provisions of the Merger Agreement are not performed in accordance with their specific terms or are otherwise breached, the parties are entitled to obtain an injunction to prevent breaches or threatened breaches and an order of specific performance of the Merger Agreement, in addition to other remedies.
OTHER AGREEMENTS
Confidentiality Agreement
Science 37 and eMed, LLC (“Parent”) entered into a confidentiality agreement dated as of November 13, 2023 (the “Confidentiality Agreement”). As a condition to being furnished Evaluation Material (as defined in the Confidentiality Agreement), Parent agreed, subject to certain exceptions, that, during the term of the Confidentiality Agreement, it would, and it would direct its representatives to, keep such Evaluation Material confidential and to use such information solely for the purpose of evaluating and potentially negotiating and implement a possible transaction between the parties. The Confidentiality Agreement contains standstill provisions with a term of 18 months that would automatically terminate before the expiration of such term in certain situations, including the entry by Science 37 into an agreement governing a fundamental transaction with a third party. The Confidentiality Agreement expires on November 13, 2025. The foregoing summary description of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which Purchaser has filed as Exhibit (e)(2) to the Schedule TO and is incorporated herein by reference.
Exclusivity Agreement
Parent and Science 37 entered into a letter agreement dated as of December 20, 2023 (as amended on January 8, 2024, January 14, 2024 and January 23, 2024, the “Exclusivity Agreement”). Under the terms of the Exclusivity Agreement, Science 37 agreed not to solicit or enter into or participate in discussions or negotiations with regard to any acquisition transaction involving Science 37 with anyone other than Parent until the first to occur of: (a) the execution of a definitive merger agreement between Parent and Science 37 with respect to a transaction; (b) 11:59 p.m. (New York Time) on January 28, 2024; (c) receipt by Science 37 of notice from Parent advising Science 37 that Parent has determined not to proceed with the proposed transaction; (d) the time of entry with Parent of a definitive agreement with respect to the proposed transaction or the publication or commencement of a public offer by Parent to acquire securities of Science 37; and (e) such earlier time and date as Parent and Science 37 mutually agree to discontinue discussions of the proposed transaction. Notwithstanding the foregoing, the exclusivity period lapsed between January 16, 2024 and January 23, 2024, prior to the execution of the third amendment to the Exclusivity Agreement on January 23, 2024. The obligations under the Exclusivity Agreement terminated upon the execution of the Merger Agreement.
The foregoing summary description of the Exclusivity Agreement does not purport to be complete and is qualified in its entirety by reference to the Exclusivity Agreement, a copy of which Purchaser has filed as Exhibit (d)(3) to the Tender Offer Statement on Schedule TO and is incorporated herein by reference.
Tender and Support Agreements
Concurrently with the execution of the Merger Agreement, Parent and Purchaser entered into Tender and Support Agreements, dated as of January 28, 2024 (the “Tender and Support Agreements”), with all of Science 37’s directors and executive officers who hold Shares, and certain other stockholders of Science 37 (together, the “Supporting Stockholders” and each, a “Supporting Stockholder”). Each Tender and Support Agreement provides, among other things, that the Supporting Stockholders will (i) irrevocably tender all of the Shares held by such Supporting Stockholder in the Offer; (ii) vote against other proposals to acquire Science 37 and any other action that is intended or would reasonably be expected to materially impede or interfere with or materially delay the Offer, the Merger or any other transactions contemplated by the Merger Agreement; and (iii) agree to certain other restrictions on such stockholder’s ability to take actions with respect to the Shares held by such Supporting Stockholder, including, subject to certain exceptions, transfer such Shares.
The Tender and Support Agreement will terminate upon the earliest of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) the date of the entry, without the prior written consent of the Supporting Stockholder, into any material modification or amendment to any provision of the Merger Agreement that reduces the amount, changes the form or otherwise adversely affects the consideration payable to the stockholder pursuant to the Merger Agreement, (iv) a change in Science 37’s board recommendation to stockholders and (v) the mutual written consent of Parent, Purchaser and the Supporting Stockholder. As of February 8, 2024, the outstanding Shares beneficially owned by the Supporting Stockholders represented 44% of the total outstanding shares of Common Stock.
The foregoing summary description of the Tender and Support Agreement does not purport to be complete and is qualified in its entirety by reference to the Tender and Support Agreement, copies of which Purchaser has filed as exhibits to the Tender Offer Statement on Schedule TO and are incorporated herein by reference.
14.
Conditions of the Offer

Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to, and Parent shall not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for any Shares unless there shall have been validly tendered in the Offer and “received” by the “depositary” (as such terms are defined in Section 251(h) of the DGCL) and not properly withdrawn prior to the expiration of the Offer that number of Shares (excluding for the avoidance of doubt all Shares delivered pursuant to guaranteed delivery instructions for which certificates have not yet been delivered) that, considered together with the number of Shares (if any) then owned by Parent and Purchaser (and excluding Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures), equals at least a majority in voting power of the Shares then issued and outstanding (the “Minimum Tender Condition”).
Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to, and Parent shall not be required to cause Purchaser to, accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for if, at the expiration of the Offer, any of the following conditions exist:
•
the consummation of the Offer or the Merger shall be restrained, enjoined or prohibited by any judgment, order, ruling, decision, writ, injunction, decree or arbitration award (whether temporary, preliminary or permanent) issued by any governmental entity or there shall be in effect any law that prevents or makes illegal the consummation of the Offer or the Merger;

•
(A) any representation and warranty of Science 37 relating to the capitalization and capital stock of Science 37 shall fail to be true and correct in all respects (other than de minimis exceptions) at and as of the date of the Merger Agreement and at and as of the Expiration Date as though made at and as of the Expiration Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all respects (other than de minimis exceptions) as of such date or time); (B) any representation and warranty of Science 37 relating to corporate organization, authority, execution and delivery, enforceability, undisclosed liabilities and broker’s fees shall fail to be true and correct in all material respects at and as of the date of the Merger Agreement and at and as of the Expiration Date as though made at and as of the Expiration Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time); or (C) other representations set forth in Article 3 of the Merger Agreement (other than the representations and warranties referenced in the immediately foregoing clauses (A) and (B)), without giving effect to any qualifications as to materiality or Company

Material Adverse Effect (as defined below) or other similar qualifications contained therein, shall fail to be true and correct at and as of the date of the Merger Agreement and at and as of the Expiration Date as though made at and as of the Expiration Date, except for representations and warranties that expressly relate to a specific date or time (which need only be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect;
•
Science 37 shall have breached or failed to perform or comply with in all material respects any covenant or agreement required to be performed or complied with by it under the Merger Agreement at or prior to the Expiration Date;

•
Science 37 shall have failed to deliver to Parent a certificate signed by an executive officer of Science 37, dated as of the Expiration Date, certifying that the Offer Conditions specified in the preceding two bullets do not exist;

•
there shall have occurred or become known, since the date of the Merger Agreement, any change, event, development, condition, occurrence or effect that has had or would reasonably be expected to have a Company Material Adverse Effect;

•
Science 37 shall have failed to deliver Parent a statement satisfying the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that the interests in the Company are not “United States real property interests” within the meaning of Section 897(c) of the United States Internal Revenue Code of 1986, as amended.

•
the Merger Agreement shall have been properly and validly terminated in accordance with its terms.

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate or modify the Offer in accordance with the terms and conditions of the Merger Agreement. The foregoing conditions are for the sole benefit of Parent and Purchaser and, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, may be waived by Parent and Purchaser in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Tender Condition and the Termination Condition).
15.
Certain Legal Matters

Except as described in this Section 15 — “Certain Legal Matters,” none of Science 37, Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of Science 37 that might be adversely affected by Purchaser’s acquisition of the Shares in the Offer or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the Shares by Purchaser in the Offer. Should any such approval or other action be required, we presently intend to seek such approval or other action, except as described below under “— Business Combination Statutes.” Except as otherwise described in this Offer to Purchase, although Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered in the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to Science 37’s business or that certain parts of Science 37’s business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 — “Conditions of the Offer.”

Business Combination Statutes.
A number of states (including Delaware, where Science 37 is incorporated) have adopted takeover laws and regulations that purport, to varying degrees, to apply to attempts to acquire securities of corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. Science 37 has opted out of Section 203 of the DGCL and therefore the provisions of Section 203 are not applicable to the Offer, the Merger or the Transactions.
Stockholder Approval Not Required.   Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates a tender offer for any and all of the outstanding common stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the Merger Agreement and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the Merger Agreement. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will have received a sufficient number of Shares to ensure that Science 37 will not be required to submit the adoption of the Merger Agreement to a vote of the stockholders of Science 37. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Parent, Purchaser and Science 37 will effect the Merger as soon as practicable, without a vote of stockholders of Science 37 in accordance with Section 251(h) of the DGCL.
Going Private Transactions.   The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Merger or other business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not then held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following completion of the Offer and, in the Merger, stockholders will receive the same price per Share as paid in the Offer. Rule 13e-3 would otherwise require, among other things, that certain financial information concerning Science 37 and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders before completion of a transaction.
Appraisal Rights.   Holders of the Shares do not have appraisal rights in connection with the Offer. However, pursuant to the DGCL, if the Offer is successful and the Merger is consummated, stockholders of Science 37 who (i) did not tender their Shares in the Offer; (ii) follow the procedures set forth in Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with Section 262 of the DGCL, will be entitled to an appraisal by the Delaware Court of Chancery of the “fair value” of their Shares in accordance with Section 262 of the DGCL. The “fair value” of such Shares as of the Effective Time could be more than, the same as or less than the Merger Consideration.
Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to seek appraisal of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL or information directing the stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL.
As will be described more fully in the Schedule 14D-9, in order to exercise appraisal rights under Section 262 of the DGCL in connection with the Merger, a stockholder must do all of the following:
•
within the later of the consummation of the Offer and 20 days after the mailing of the Schedule 14D-9, deliver to Science 37 a written demand for appraisal of Shares held, which demand must reasonably inform Science 37 of the identity of the stockholder and that the stockholder is demanding appraisal;

•
not tender their Shares in the Offer;

•
continuously hold of record or beneficially own the Shares from the date on which the written demand for appraisal is made through the Effective Time (and in the case of Shares beneficially owned, such beneficial owner must reasonably identify the record holder of such Shares by documentary evidence of such beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which such beneficial owner consents to receive notices); and

•
strictly follow the statutory procedures for perfecting appraisal rights under Section 262 of the DGCL.

Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so in connection with the Merger, should carefully review each of the Schedule 14D-9 and Section 262 of the DGCL because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.
The foregoing summary of the rights of stockholders seeking appraisal rights of their Shares under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders of Science 37 desiring to exercise appraisal rights in connection with the Merger and is qualified in its entirety by reference to Section 262 of the DGCL. The preservation and proper exercise of appraisal rights in connection with the Merger Agreement require strict adherence to the applicable provisions of the DGCL. If a stockholder withdraws or loses his right to appraisal, such holder’s Shares will be automatically converted in the Merger into, and represent only the right to receive, the price per Share to be paid in the Merger, without interest. A copy of Section 262 of the DGCL is set forth in Science 37’s Schedule 14D-9, Annex B, Section 262 of the General Corporation Law of the State of Delaware.
16.
Fees and Expenses

Except as set forth below, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares in the Offer.
Purchaser has retained Continental Stock Transfer & Trust Company to act as the Depositary and paying agent in connection with the Offer. Such firm will receive reasonable and customary compensation for its services. Purchaser has also agreed to reimburse such firm for certain reasonable out of pocket expenses and to indemnify such firm against certain liabilities in connection with its services, including certain liabilities under the federal securities laws.
Purchaser has retained Saratoga Proxy Consulting LLC to act as the Information Agent in connection with the Offer. Purchaser has also agreed to reimburse such firm for certain reasonable out of pocket expenses and to indemnify such firm against certain liabilities in connection with its services, including certain liabilities under the federal securities laws. In connection with its engagement, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone or other methods of electronic communication and may request that brokers, dealers, banks, trust companies and other nominees forward the Offer materials to beneficial holders of Shares.
Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for making solicitations or recommendations in connection with the Offer. Brokers, dealers, banks, trust companies and other nominees will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.
17.
Miscellaneous

Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.
No person has been authorized to give any information or to make any representation on our behalf not contained in this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery and, if given or made, such information or representation must not be relied upon as having been authorized.
Purchaser filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with the exhibits thereto, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Science 37 has filed a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be examined and copies may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Science 37” and Section 9 — “Certain Information Concerning Parent and Purchaser.”
Marlin Merger Sub Corporation
February 12, 2024

SCHEDULE I — DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER
1.   Directors and Executive Officers of Parent.   The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment during at least the past five years for each of Parent’s directors and executive officers. Unless otherwise noted, the current business address of each person identified below is 990 Biscayne Blvd., Suite 1501, Miami, FL 33132, and the current business phone number of each such person is 1-866-955-1173.
Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Dr. Patrice A. Harris, USA
Function at Parent.   Co-Founder and Chief Executive Officer.
Professional Background.   Dr. Patrice A. Harris is co-founder and chief executive officer of eMed and is board-certified in psychiatry with experience as a private practicing physician, public health director and patient advocate. Dr. Harris is a recognized expert in children’s mental health and childhood trauma, and integrating public health, behavioral health and primary care services. Dr. Harris regularly consults with public and private organizations on health service delivery and emerging trends in health policy. Since October 2020, Dr. Harris also serves as Medical Editor In Chief At Large at Everyday Health Group. She holds a B.A. and M.A. from West Virginia University, as well as a M.D. from West Virginia University School of Medicine.
Other Activities.   Dr. Harris served as the 174th President of the American Medical Association from June 2019 to June 2020, the first African-American woman to ever hold the position. She is a Visiting Professor at Columbia University Vagelos College of Physicians and Surgeons, Department of Psychiatry, an Adjunct Professor of Psychiatry and Behavioral Sciences at Emory University School of Medicine and an Adjunct Clinical Assistant Professor in Psychiatry and Behavioral Sciences at Morehouse School of Medicine. Dr. Harris is also a Fellow of the American Psychiatric Association.

Michael Cole, USA
Function at Parent.   President and Chief Financial Officer.
Professional Background.   Prior to joining eMed in December 2021, Mr. Cole founded SevenSaoi Capital, a private equity investment firm, in 2016, where he served as its Chief Executive Officer until January 2022. He was also President of MAEVA Group, a turnaround-oriented merchant bank, from 2014 to 2015. From August 1997 until March 2014, Mr. Cole worked at Madison Dearborn Partners (MDP), a Chicago-based private equity firm. He was a Managing Director on the TMT team, and also worked on health care investments. Prior to joining MDP, Mr. Cole was an investment banker in the Health Care Group at Bear, Stearns & Co. Mr. Cole currently serves on the Board of Directors and as a member of the Investment Committee of the Big Shoulders Fund. He holds an AB in Government, with honors, from Harvard College.
Other Activities.   Mr. Cole’s previous board memberships and board observer roles include: Alaska Native Wireless (sold to AT&T Wireless), CBeyond Communications (Nasdaq: CBEY, sold to Birch Communications), Council Tree Hispanic Broadcasters

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
(sold to Comcast/NBCU), Madison River Communications (sold to CenturyLink), Merge Healthcare (sold to IBM), Intelsat (NYSE: I, sold to BC Partners), MessageLabs (sold to Symantec), MetroPCS (NYSE:PCS, sold to T-Mobile), Reiman Publications (sold to Readers’ Digest), Sorenson Communications, Telemundo Communications Group (sold to Comcast/NBCU), The Topps Company, Univision (sold to ForgeLight), Wind Telecom (sold to VimpelCom), XM Satellite Radio (Nasdaq: XMSR, sold to Sirius XM) and Zovio (Nasdaq: ZVO). Mr. Cole is also a Henry Crown Fellow of the Aspen Institute and a member of the Aspen Global Leadership Network.
Justin Dearborn, USA
Function at Parent.   Executive Advisor.
Professional Background.   Justin Dearborn is currently the Chief Executive Officer of Praia Health. Mr. Dearborn is also an Executive in Residence at Providence Digital Innovation Group, a role he has held since October 2023. Mr. Dearborn has held a variety of executive-level roles including as Chief Executive Officer of PatientBond from January 2021 to August 2022, Chief Operating Officer of ICM Partners from February 2019 to October 2019 and Chief Executive Officer of Tribune Publishing Company from February 2016 to January 2019. Mr. Dearborn was also Chief Executive Officer of Merge Healthcare from June 2008 to February 2016.
Other Activities.   Mr. Dearborn currently serves as a board member of Exponential AI and Gateway Foundation. He was also a board member of Curio Digital Therapeutics from December 2022 to January 2024, Forest Capital Management from January 2020 to October 2023 and Upfront Healthcare from August 2022 to August 2023.

Dr. Michael Mina, M.D., Ph.D., USA
Function at Parent.   Chief Science Officer.
Professional Background.   Prior to joining eMed in November 2021, Dr. Mina was an assistant professor of Epidemiology and of Immunology & Infectious Diseases at the Harvard T.H. Chan School of Public Health from June 2019 until November 2021. He was also a professor in the Department of Pathology at Harvard Medical School and associate medical director of molecular virology at Brigham and Women’s Hospital. From June 2016 to June 2019, Dr. Mina was a resident physician in clinical pathology at Harvard Medical School.
Other Activities.   Dr. Mina went to Dartmouth College for his undergraduate studies where he earned a bachelor’s degree in engineering and public health. He earned both his M.D. and Ph.D. degrees at Emory University. His Ph.D. was in vaccine immunology and infectious diseases modeling. He performed his postdoctoral research in mathematical modeling of infectious diseases at Princeton University and in the Department of Genetics at Harvard Medical School. His medical residency training was in clinical pathology at the Brigham and Women’s Hospital in Boston, MA at Harvard Medical School.

2.   Directors and Executive Officers of Purchaser.   The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each director, and the name, citizenship, business address, business phone number, present principal occupation or employment and material occupations, positions, offices or employment for at least the past five years for each executive officer, of Purchaser. The current business address of each person identified below is 990 Biscayne Blvd., Suite 1501, Miami, FL 33132, and the current business phone number of each such person is 1-866-955-1173.
Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Michael Cole, USA
Function at Purchaser.   President and Director.
Professional Background.   Michael Cole currently serves as President and Chief Financial Officer of eMed. Prior to eMed, Mr. Cole founded SevenSaoi Capital, a private equity investment firm, in 2016, where he served as its Chief Executive Officer until January 2022. He was also President of MAEVA Group, a turnaround-oriented merchant bank, from 2014 to 2015. From August 1997 until March 2014, Mr. Cole worked at Madison Dearborn Partners (MDP), a Chicago-based private equity firm. He was a Managing Director on the TMT team, and also worked on health care investments. Prior to joining MDP, Mr. Cole was an investment banker in the Health Care Group at Bear, Stearns & Co. Mr. Cole currently serves on the Board of Directors and as a member of the Investment Committee of the Big Shoulders Fund. He holds an AB in Government, with honors, from Harvard College.
Other Activities.   Mr. Cole’s previous board memberships and board observer roles include: Alaska Native Wireless (sold to AT&T Wireless), CBeyond Communications (Nasdaq: CBEY, sold to Birch Communications), Council Tree Hispanic Broadcasters(sold to Comcast/NBCU), Madison River Communications (sold to CenturyLink), Merge Healthcare (sold to IBM), Intelsat (NYSE: I, sold to BC Partners), MessageLabs (sold to Symantec), MetroPCS (NYSE:PCS, sold to T-Mobile), Reiman Publications (sold to Readers’ Digest), Sorenson Communications, Telemundo Communications Group (sold to Comcast/NBCU), The Topps Company, Univision (sold to ForgeLight), Wind Telecom (sold to VimpelCom), XM Satellite Radio (Nasdaq: XMSR, sold to Sirius XM) and Zovio (Nasdaq: ZVO). Mr. Cole is also a Henry Crown Fellow of the Aspen Institute and a member of the Aspen Global Leadership Network

Jeffrey Schumm, USA
Function at Purchaser.   Secretary and Director.
Professional Background.   Jeffrey Schumm currently serves as General Counsel of eMed, a role he has held since October 2020. Prior to eMed, Mr. Schumm worked at Cardinal Health from July 2018 to October 2020 as a Division Counsel and Compliance and Privacy Officer. From January 2017 to July 2018, Mr. Schumm worked as a healthcare compliance consultant and from January 2007 to August 2016, was Chief Administrative Officer, General Counsel and Corporate Secretary of Orthofix. Mr. Schumm holds a Bachelor of Science in Electrical Engineering from Lehigh University, a M.B.A. in Finance and Marketing from Lehigh University College of Business and a J.D., magna cum laude, from Florida State University College of Law.

The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of Science 37 or his or her broker, dealer, bank, trust company or other nominee to the Depositary, at one of the addresses set forth below.
The Depositary for the Offer is:
If delivering by hand, mail, courier or other expedited service:	If delivering by facsimile transmission (for eligible institutions only):
Continental Stock Transfer & Trust Company 1 State Street, 30th Floor New York, NY 10004 Attention: Corporate Actions Department	Fax: 212-616-7610 Continental Stock Transfer & Trust Company 1 State Street, 30th Floor New York, NY 10004 Attention: Corporate Actions Department
Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, (including IRS Form W-9) and the Notice of Guaranteed Delivery and the IRS Form W-9 may be directed to the Information Agent at the location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, bank or trust company for assistance concerning the Offer.
The Information Agent for the Offer is:
Saratoga Proxy Consulting LLC
520 8th Avenue, 14th Floor
New York, New York 10018
(212) 257-1311 or (888) 368-0379
info@saratogaproxy.com